UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

World Air Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

        $9,669.95

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of World Air Holdings, Inc., which will be held at our offices in the HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on July 18, 2007, beginning at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of April 5, 2007, among Global Aero Logistics Inc. (“Global”), Hugo Acquisition Corp. and World Air Holdings, Inc. (“World,” “we,” “us,” or “our”), providing for the acquisition of World by Global. If the merger is completed, World will become a wholly owned subsidiary of Global and you will receive $12.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in World. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You are encouraged to read it in its entirety.

After careful consideration, our board of directors has unanimously approved the merger agreement and determined and declared that the merger and the merger agreement are advisable and in the best interests of our stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information about us from documents we filed with the Securities and Exchange Commission.

Your Vote is Very Important. The merger cannot be completed unless World stockholders holding a majority of the outstanding shares entitled to vote at the special meeting of stockholders vote to adopt the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call Innisfree M&A Incorporated, which is assisting us. Stockholders should call toll-free at (888) 750-5834; banks and brokers may call collect at (212) 750-5833.

Thank you in advance for your cooperation and continued support.

Randy J. Martinez

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 14, 2007 and is first being mailed to stockholders on or about June 18, 2007.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 18, 2007

TO THE STOCKHOLDERS OF WORLD AIR HOLDINGS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of World Air Holdings, Inc. will be held at our offices in the HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on July 18, 2007, beginning at 10:00 a.m., local time, for the following purposes:

1.	Adoption of the Merger Agreement with Global Aero Logistics Inc. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 5, 2007, among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings, Inc.

2.	Adjournment or Postponement of the Special Meeting. To consider and vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.	Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on June 13, 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, in order to permit further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, in order to permit further solicitation of proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the adjournment or postponement, if necessary or appropriate, in order to permit further solicitation of proxies. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy, if previously given, and vote in person.

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, they do not vote or otherwise submit a proxy in favor of the merger agreement, and they comply with the procedures under the Delaware General Corporation Law explained in the accompanying proxy statement. See the section captioned “Appraisal Rights.”

Please carefully read the proxy statement and other material concerning our company, the merger and related matters enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the Board of Directors,

Mark M. McMillin General Counsel and Secretary

June 14, 2007

i

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of April 5, 2007, among Global, Hugo Acquisition Corp. and World, is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 16)

World, a Delaware corporation, operates through three wholly-owned subsidiaries: World Airways, Inc. (“World Airways”), North American Airlines, Inc. (“North American”) and World Risk Solutions, Ltd. (“World Risk Solutions”).

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, international freight forwarders, the United States military and international leisure tour operators. Founded in 1948, World Airways operates a fleet of 17 wide-body aircraft to meet the specialized needs of its customers.

North American is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. Founded in 1989, North American operates its fleet of 10 Boeing 767-300ER and Boeing 757-200ER passenger aircraft in charter and scheduled service.

World Risk Solutions was formed in November 2004 to improve risk management operations and to reduce insurance costs. World Risk Solutions provides certain insurance cost savings and enhanced risk management programs to our company. All significant risks of loss are reinsured by large third-party insurance companies.

Global, a Delaware corporation, is the parent company of ATA Airlines, Inc. (“ATA”). Now in its 34th year of operations, ATA offers affordable scheduled service travel from destinations like Guadalajara, Cancun, Hawaii, Oakland, Chicago, New York, Dallas/Ft. Worth and Washington, D.C. Through connecting Southwest Airlines codeshare flights, ATA now serves customers in more than 60 markets. ATA also is a leading passenger charter airline serving the U.S. military and many other government and commercial customers. ATA operates a fleet of 29 aircraft and has approximately 2,500 employees.

Hugo Acquisition Corp., a Delaware corporation, is an indirect wholly owned subsidiary of Global, formed solely for the purpose of facilitating the merger.

The Merger (Page 17)

You are being asked to vote to adopt a merger agreement providing for the acquisition of World by Global. Upon the terms and subject to the conditions contained in the merger agreement, Hugo Acquisition Corp., an indirect wholly owned subsidiary of Global, will be merged with and into World. As a result of the merger, we will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Global.

Merger Consideration (Page 38)

Following the completion of the merger, each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, Global or Hugo Acquisition Corp. or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights) will be entitled to receive $12.50 per share in cash, without interest and less applicable withholding taxes, for such shares.

Effect on Stock Options, Restricted Stock and Warrants (Page 38)

Each option to purchase shares of our common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will be deemed exercised and automatically converted into the right to receive a cash payment equal to the excess of $12.50 over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

All shares of our common stock that are subject to restrictions and forfeiture (which we refer to as restricted stock) issued and outstanding immediately prior to the effective time of the merger will become fully vested and (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $12.50 per share in cash, without interest and less any applicable withholding tax.

Each outstanding warrant to purchase shares of our common stock will be assumed by Global and converted into the right to receive a cash payment equal to the excess of $12.50 over the exercise price per share of the warrant, multiplied by the number of shares subject to the warrant, without interest and less any applicable withholding tax.

Conditions to the Merger (Page 40)

We and Global will not complete the merger unless a number of conditions are satisfied or waived (to the extent permitted), as applicable, including:

•	the adoption by our stockholders of the merger agreement;

•

our delivery to Global of, and Global’s reasonable satisfaction with, certain financial statements of World and our consolidated subsidiaries that we are required to deliver under the terms of the merger agreement, including unaudited financial statements as of and for the three and nine months ended September 30, 2006, audited financial statements as of and for the year ended December 31, 2006, together with the report of our independent auditors thereon, and unaudited financial statements for the three months ended March 31, 2007 and for any subsequent interim period if reasonably requested by any of Global’s financing sources. We refer to the financial statements that we are required to deliver to Global under the merger agreement as the “Required Financial Statements;”

•	the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act; and

•	filings with and approvals and consents from the U.S. Department of Transportation, referred to as the DOT, and the U.S. Department of Defense, referred to as the DOD, including:

•	approval of the merger by the DOT, or the grant of an exemption that would allow completion of the merger while the merger application is pending before the DOT;

•

notification to the DOT explaining how the transaction will affect the continuing fitness of each air carrier affected by the merger and receipt of confirmation from the DOT that World Airways, North American and ATA will continue to meet the DOT’s fitness standards on a post-merger basis;

•	receipt of confirmation from the DOT that following the merger each of World Airways, North American and ATA will be owned and effectively controlled by U.S. citizens, as required by law;

•	notification to the DOD of the merger;

•

provision to the DOD of information it may request in connection with determining whether each of World Airways, North American and ATA will continue to be a U.S. citizen (as defined in Title 49 of the United States Code) following completion of the merger;

•	consent of the DOD not to terminate any of World Airways’, North American’s or ATA’s contracts with the DOD as a result of or in connection with the merger; and

•	consent of the DOD not to terminate or modify participation by us, World Airways or North American in our existing teaming arrangements as a result of or in connection with the merger.

We received, effective May 22, 2007, notice of early termination of the waiting period under the HSR Act and by letter dated May 24, 2007, received the required consents of the DOD.

Effective Time of the Merger (Page 37)

Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as World and Global may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to the earlier to occur of (i) a date specified by Global on at least five business days’ notice to us and (ii) the 60th day after we deliver to Global the Required Financial Statements. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 40.

On the closing date, the surviving corporation will file a completed, executed and acknowledged certificate of merger with the Secretary of State of the State of Delaware. At that time, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, the merger will become effective. We refer to such time as the effective time of the merger.

Termination of the Merger Agreement (Page 42)

The merger agreement contains provisions addressing the circumstances under which Global or we may terminate the merger agreement. In addition, the merger agreement provides that, upon termination of the merger agreement under specified circumstances involving a competing proposal, we may be required to pay Global a termination fee of $9.45 million. We have also agreed to reimburse Global for its out-of-pocket expenses (up to a maximum of $2 million) if we fail to deliver the Required Financial Statements to Global on or before June 30, 2007. If the merger agreement is terminated by us in certain circumstances due to the failure of Global to fund the merger consideration within 60 days after Global has received and is reasonably satisfied with the Required Financial Statements and provided all other conditions to the merger have been satisfied, Global may be required to pay us a termination fee of $9.45 million.

Acquisition Proposals (Page 47)

The merger agreement contains non-solicitation provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive a superior proposal from a third party under certain circumstances set forth in the merger agreement.

Background of the Merger (Page 17)

For a description of the events leading to the approval of the merger agreement by our board of directors, you should refer to “Background of the Merger.”

Recommendation of Our Board of Directors (Page 13)

After due discussion and due consideration, our board of directors has unanimously approved the merger agreement and determined and declared that the merger and the merger agreement are advisable and in the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger (Page 20)

In making its recommendation that you vote “FOR” the adoption of the merger agreement, our board of directors considered a number of factors, including, among other things, the following:

•

the $12.50 per share in cash to be paid as merger consideration represents a significant premium to the recent closing trading price of our common stock and an even higher premium to the 30-day average closing price just prior to the date on which we announced formation of the special committee to explore our strategic alternatives;

•	the merger consideration will be paid in cash, which provides certainty and immediate value to our stockholders;

•	the merger is not subject to a financing condition;

•

the financial and other terms of the merger agreement, which, among other things, permit our board of directors, under certain circumstances, to consider unsolicited acquisition proposals and to change its recommendation with respect to the merger;

•	Global’s obligation to pay us a termination fee under certain circumstances due to a failure to fund the merger consideration;

•	the attractiveness of the merger compared to alternatives reasonably available to us;

•	the results of the solicitation of proposals to acquire our company in a process conducted by our financial advisor, Friedman, Billings, Ramsey & Co., Inc.; and

•

the financial analyses reviewed and discussed with the special committee and our board of directors by FBR and the opinion of FBR as of April 4, 2007 to the special committee with respect to the fairness from a financial point of view to the holders of our common stock of the consideration to be received by the holders of our common stock in the merger.

Special Meeting; Quorum; Merger Vote (Page 13)

We will hold the special meeting at our offices in the HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on July 18, 2007, beginning at 10:00 a.m., local time. The holders of a majority of the outstanding shares of our common stock, entitled to vote, must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote required to approve Proposal 1, adoption of the merger agreement, is the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote at the special meeting. The vote required to approve Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, is the affirmative vote of a majority of the shares present and entitled to vote at the special meeting.

Opinion of FBR (Page 22 and Annex B)

On April 4, 2007, Friedman, Billings, Ramsey & Co., Inc., or FBR, rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of FBR’s written opinion dated the same date) to the effect that, as of April 4, 2007, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

FBR’s opinion was directed to the special committee and only addressed the fairness from a financial point of view to the holders of our common stock of the consideration to be received by such holders pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of FBR’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. However, neither FBR’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to you as to how you should vote or act on any matter relating to the merger.

Material United States Federal Income Tax Consequences of the Merger (Page 34)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 30)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our executive officers and directors will receive cash consideration for their vested and unvested stock options and shares of restricted stock;

•

our executive officers are parties to employment agreements that provide certain severance payments and other benefits if, during a specific time period following the merger, their employment is terminated; and

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

None of our executive officers has entered into new employment agreements or arrangements with Global or its affiliates. Global has indicated that it or its affiliates may propose employment arrangements with certain members of our senior management and that it or its affiliates may seek to enter into definitive agreements for those arrangements prior to the closing of the merger. The terms of any such agreements or arrangements will be subject to negotiation and agreement between the members of our senior management and Global or any of its affiliates, as the case may be, and entry into such arrangements is not a condition to the closing of the merger.

Appraisal Rights (Page 52 and Annex C)

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in respect of the merger agreement and comply with the procedures under the Delaware General Corporation Law described in this proxy statement. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive this cash payment.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or the expectation of the merger. This appraisal amount could be more than, the same as, or less than the amount you would otherwise be entitled to receive under the terms of the merger agreement.

Appraisal rights will not apply if the merger is not completed for any reason.

Global Financing (Page 50)

Global has obtained committed financing necessary to consummate the merger from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

Regulatory Approvals (Page 35)

The merger is subject to the HSR Act. We and Global have filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC, and received, effective May 22, 2007, notice of early termination of the waiting period under the HSR Act.

The merger will also require filings with or approvals and consents from the DOT and the DOD. We have taken the steps necessary to make these filings and obtain these approvals and consents and by letter dated May 24, 2007, received the required consents from the DOD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our stockholders will be held at our offices in the HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on July 18, 2007, beginning at 10:00 a.m., local time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the board of directors of World.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following:

•	Proposal 1, adoption of the merger agreement;

•

Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement; and

•	the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	What is the proposed transaction?

A:	Once the merger agreement has been adopted by our stockholders and the other closing conditions have been satisfied or waived, we will merge with Hugo Acquisition Corp., and an indirect wholly owned subsidiary of Global will be our sole stockholder. Each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, Global or Hugo Acquisition Corp. or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights) will receive $12.50 per share in cash, without interest and less any applicable withholding tax, for each share of our common stock they own.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” Proposal 1, the adoption of the merger agreement; and

•

“FOR” Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	What vote of our stockholders is required to adopt the proposals?

A:	The votes required to adopt the proposals are as follows:

•	Proposal 1, the adoption of the merger agreement, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

•

Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on June 13, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 22,502,917 shares of our common stock, held by approximately 200 holders of record, were outstanding and are entitled to be voted at the special meeting.

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	Holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy before we may transact business at the special meeting. This is called a “quorum.” Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement, including its annexes and the documents referred to in this proxy statement, carefully, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card accompanying this proxy statement and returning it in the envelope provided.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	How are votes counted?

A:	For Proposal 1, the adoption of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 1 but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN” it has the same effect as a vote “AGAINST” the adoption of the merger agreement.

For Proposal 2, the approval of the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 2 but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” from voting on Proposal 2, it will have no effect on the outcome of the vote.

If you sign and return your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1, adoption of the merger agreement, “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies, and, in accordance with the discretion of the persons named as proxies as to any other matters properly brought before the special meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote “AGAINST” Proposal 1 because adoption of Proposal 1 requires the affirmative vote of a majority of the outstanding shares of our common stock. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Q:	May I vote in person?

A:	Yes. Shares held in your name as the stockholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the stockholder of record with respect to those shares and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the special meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a stockholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the special meeting. If you are not a stockholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to June 13, 2007, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you may not be admitted to the special meeting.

The meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:30 a.m., local time, and you should allow ample time for the check-in procedures.

Q:	When should I return my proxy card?

A:	You should return your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•	first, you can deliver to our Secretary a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•

second, you can complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy without any further action will mean your shares will not be voted at the special meeting or counted toward satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Q:	Should I send in my stock certificate(s) now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $12.50 per share in cash, without interest and less any applicable withholding tax.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by World. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to aid in the solicitation of proxies for the special meeting at a cost of approximately $25,000 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How can I obtain a separate set of voting materials?

A:

If you share an address with another stockholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each stockholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call Innisfree M&A Incorporated toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833) to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting Innisfree M&A Incorporated at the address and phone number set forth above.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and earlier than the date on which the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $12.50 per share in cash to be received by our stockholders in the merger. In order to receive the $12.50 per share, you must hold your shares through the effective time of the merger.

Q:	When do you expect the merger to be completed?

A:

We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as World and Global may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to the earlier to occur of (i) a date specified by Global on at least five business days’ notice to us and (ii) the 60th day after we deliver the Required Financial Statements to Global as required in the merger agreement. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 40.

On the closing date, the surviving corporation will file a completed, executed and acknowledged certificate of merger with the Secretary of State of the State of Delaware. At that time, or at such later time as may be agreed by the parties and specified in the certificate of merger, the merger will become effective.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explains how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares. If you are the beneficial owner of shares of our common stock that are held in “street name”, the broker, trustee or other nominee (such as a bank) that holds the shares for you will complete the letter of transmittal with respect to your shares. The cash consideration to be paid in the merger with respect to such shares will be credited to your account with such broker, trustee or other nominee promptly following the closing of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to seek appraisal of the fair value of your shares under the Delaware General Corporation Law if the merger is completed, but only if you satisfy certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 52. The judicially determined fair value of your shares could be greater than, equal to or less than the $12.50 in cash per share that you would otherwise be entitled to receive under the terms of the merger agreement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•

the satisfaction of the conditions to consummation of the merger, including the approval of the merger agreement by our stockholders, the receipt by Global of the Required Financial Statements and Global being reasonably satisfied with them, obtaining regulatory approval under the HSR Act, and filings with or approvals by certain other government entities;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $9.45 million termination fee to Global or that could require Global to pay a termination fee to us;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of a share of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	increases in operating costs resulting from the expenses related to the proposed merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•	the risk that we may be subject to litigation in connection with the proposed merger;

•	risks related to diverting management’s attention from ongoing business operations; and

•

other risks detailed in our current filings with the SEC, including “Item 1—Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. See “Where You Can Find More Information” on page 59.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our stockholders.

Date, Time and Place

We will hold the special meeting at our offices in the HLH Building, 101 World Drive, Peachtree City, Georgia 30269 on July 18, 2007, beginning at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) adopt the merger agreement and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not currently aware of any additional business that may come before the special meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously (1) approved the merger agreement and (2) determined and declared that the merger and the merger agreement are advisable and in the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on June 13, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 22,502,917 shares of our common stock were issued and outstanding and held by approximately 200 holders of record. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement, the proposal to adjourn or postpone the special meeting, if necessary or appropriate, and any other business that may come before the special meeting.

The holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (discussed below) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting, in order to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed, in order to solicit additional proxies.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. A broker non-vote will be a vote against Proposal 1 because adoption of Proposal 1 requires the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Vote Required

The adoption of the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the adoption of the merger agreement. The affirmative vote of the holders of a majority of the shares present and entitled to vote at the special meeting is required for approval of the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement (Proposal 2).

Voting of Proxies

To vote your shares, you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker, trustee or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you return your proxy card and it is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you return your proxy card and it is unsigned, then your vote cannot be counted. If you return your proxy card and it is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the special meeting for a vote.

Stockholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker, trustee or other nominee who is the record holder, should follow the directions provided by the nominee regarding how to instruct such nominee to vote their shares.

We do not expect that any matter other than the matters discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•

first, you can deliver to our Secretary, at our principal executive offices located at 101 World Drive, Peachtree City, Georgia 30269, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•

second, you can complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•	third, you can attend the special meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Solicitation of Proxies

The board of directors of World is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of World may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies for the special meeting. Innisfree M&A Incorporated will receive a base fee of $25,000 plus reimbursement of out-of-pocket fees and expenses.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call:

Innisfree M&A Incorporated

501 Madison Avenue, 19th Floor

New York, NY 10022

(888) 750-5834 (toll-free)

(212) 750-5833 (banks and brokers may call collect)

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, or any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting in order to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER AGREEMENT

World Air Holdings, Inc.

World is a Delaware corporation with executive offices located at the HLH Building, 101 World Drive, Peachtree City, Georgia 30269. Its telephone number is 770-632-8322. World is an airline holding company that operates through three wholly-owned subsidiaries, World Airways, North American Airlines and World Risk Solutions. World Airways, a Delaware corporation, is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, international freight forwarders, the United States military and international leisure tour operators. Founded in 1948, World Airways operates a fleet of 17 wide-body aircraft to meet the specialized needs of its customers. North American, a Delaware corporation, is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. Founded in 1989, North American operates its fleet of 10 Boeing 767-300ER and Boeing 757-200ER passenger aircraft in charter and scheduled service. World Risk Solutions, a Bermuda corporation, was formed in November 2004 to improve risk management operations and to reduce insurance costs. World Risk Solutions provides certain insurance cost savings and enhanced risk management programs to our company. All significant risks of loss are reinsured by large third-party insurance companies.

For more information, visit www.worldairholdings.com.

Global Aero Logistics Inc.

Global is a Delaware corporation with executive offices located at 7337 West Washington Street, Building 1—Corporate Offices, Indianapolis, Indiana 46231. Its telephone number is 317-282-4000. Global is the parent company of ATA, an Indiana corporation. Now in its 34th year of operations, ATA offers affordable scheduled service travel from destinations like Guadalajara, Cancun, Hawaii, Oakland, Chicago, New York, Dallas/Ft. Worth and Washington, D.C. Through connecting Southwest Airlines codeshare flights, ATA now serves customers in more than 60 markets. ATA also is a leading passenger charter airline serving the U.S. military and many other government and commercial customers. ATA operates a fleet of 29 aircraft and has approximately 2,500 employees. MatlinPatterson Global Advisers is Global’s controlling shareholder.

For more information, visit www.ata.com.

Hugo Acquisition Corp.

Hugo Acquisition Corp., a Delaware corporation, is an indirect wholly owned subsidiary of Global, whose address is c/o Global, 7337 West Washington Street, Building 1—Corporate Offices, Indianapolis, Indiana 46231. Its telephone number is 317-282-4000. Hugo Acquisition Corp. was formed solely for the purpose of facilitating the merger. Hugo Acquisition Corp. has not engaged in any business except in anticipation of the merger.

THE MERGER

Background of the Merger

On March 20, 2006, our board of directors appointed a special committee of the board of directors, which we refer to as the special committee, for the purpose of exploring strategic alternatives for enhancing stockholder value. The members of the special committee are A. Scott Andrews, Chairman, Daniel J. Altobello and Peter M. Sontag, who were appointed to the committee because they are each independent of our management and have had prior experience in transactions similar to the merger. The special committee was authorized by our board of directors to evaluate solicited and unsolicited proposals to engage in transactions to enhance stockholder value, which might include a proposal to acquire the company by merger, tender offer, purchase of substantially all of the company’s assets or any similar transaction, as well as the possible formation by our company of a joint venture, corporate partnership or other similar arrangement with another party, or any other transaction that the special committee determined to be an appropriate means of enhancing stockholder value. The special committee was authorized to provide confidential information in response to any such proposal and negotiate the terms of any resulting transaction for review and evaluation by our board of directors. The special committee determined to defer its exploration of strategic alternatives until after it engaged a financial advisor and until we could provide current financial information about our company to the financial advisor.

On August 25, 2006, the special committee engaged Legacy Partners Group LLC, or Legacy Partners, as financial advisor to the special committee in connection with the special committee’s review of strategic alternatives available to our company. FBR subsequently acquired the business of Legacy Partners on February 8, 2007, and our company consented to the assignment of the Legacy Partners engagement to FBR. The professionals of Legacy Partners who had been working with the special committee became employees of FBR and continued to advise the special committee and our board of directors with respect to its review of strategic alternatives. For simplicity of presentation, we refer to our financial advisor, whether Legacy Partners or after assignment to FBR of the Legacy Partners engagement, as FBR.

On September 5, 2006, we reported our results of operations for the quarter ended June 30, 2006 and filed our quarterly report on Form 10-Q for that quarter with the SEC. On the same day, our board of directors publicly announced the formation of the special committee to explore strategic alternatives to enhance stockholder value and the engagement of FBR as financial advisor to the special committee. Pursuant to the recommendation of the special committee, on September 5, 2006 our board of directors also authorized the commencement by us of a modified “Dutch auction” tender offer pursuant to which we offered to purchase up to 2,222,222 shares of our common stock at a price per share not greater than $9.50 nor less than $9.00. This modified “Dutch auction” tender offer was commenced on September 11, 2006 and expired on October 6, 2006. On October 12, 2006, we announced that 4,805,859 shares of our common stock had been properly tendered pursuant to the tender offer and not withdrawn and that 2,846,617 shares had been tendered at or below a purchase price of $9.20 per share. Pursuant to the terms of the tender offer, on October 12, 2006, we accepted for purchase 2,222,222 shares of our common stock at a price of $9.20 per share.

On October 20, 2006, at the direction of the special committee, FBR began contacting potential strategic and financial buyers of our company. Of the three prospective strategic buyers and 24 potential financial buyers contacted by FBR, two potential strategic buyers and 16 potential financial buyers (including several parties that owned or controlled an airline) signed confidentiality agreements with us and received a confidential information package providing information about our company. The potential strategic and financial buyers contacted were selected based on the perceived likelihood that they would be interested in acquiring our company and their perceived ability to consummate an acquisition, including, if appropriate, their perceived ability to obtain financing.

On November 8, 2006, FBR met with both the special committee and our board of directors and discussed their preliminary views with respect to certain strategic alternatives available to the company. Among other things, FBR suggested that we would be better positioned to realize greater value in a potential sale process once our expenses had normalized and our company had demonstrated sustainable results in the first quarter of 2007. FBR also reviewed with our board of directors the status of discussions that FBR had undertaken on behalf of the special committee with potential strategic and financial buyers that had expressed an interest in a potential transaction with our company.

On November 14, 2006, we publicly announced that we would require additional time to complete the preparation of our consolidated financial statements for the quarter ended September 30, 2006 and we conducted a conference call with investors and others to discuss updated guidance for that quarter and for the quarter ended December 31, 2006 and other general business matters.

On December 19, 2006, in a telephonic call with the special committee, FBR was authorized to arrange meetings with certain potential strategic and financial buyers to discuss possible transactions involving our company. On December 20, 2006, A. Scott Andrews, chairman of the special committee, and Randy J. Martinez, our chief executive officer and also a member of our board of directors, together with representatives of FBR, met with representatives of two potential buyers that had previously expressed an interest in a possible transaction with our company and which had requested meetings to discuss that possibility. One of the potential financial buyers that Mr. Andrews and Mr. Martinez, together with representatives of FBR, met with on that day was MatlinPatterson Global Advisers LLC, which owns a majority interest in Global. During the meeting, representatives of MatlinPatterson Global Advisers indicated that it was willing to pay $10.00 in cash for each share of our common stock and inquired as to how our company would respond to such an offer. Mr. Andrews and Mr. Martinez advised that if an offer were made, it would be given appropriate consideration, but they offered no encouragement to MatlinPatterson Global Advisers as a result of that meeting. On December 21, 2006, on behalf of MatlinPatterson Global Opportunities Partners II, L.P., MatlinPatterson Global Advisers confirmed its interest in acquiring our company for $10.00 per share, payable in cash.

On December 27, 2006, we reported preliminary operating results for the quarter ended September 30, 2006 and we conducted a conference call with investors and others to discuss the operating results for that quarter and to provide updated guidance for the quarter ended December 31, 2006 and guidance for 2007, among other general business matters.

On January 10, 2007, FBR participated in a meeting of our board of directors and reviewed an update of its preliminary analysis with respect to certain strategic alternatives available to our company. These alternatives included maintaining our company as an independent company, seeking an operating partnership or alliance with third parties, seeking to make a strategic acquisition by us, effecting a leveraged recapitalization and exploring a potential sale to a potential financial or strategic buyer. Following discussion with FBR regarding these alternatives, our board of directors determined to pursue further conversations with potential financial and strategic buyers of the company.

As part of a process of exploring a sale of our company to potential strategic or financial buyers, all entities that had previously received the confidential information package were invited to submit preliminary indications of interest in acquiring our company on or before February 1, 2007. As a result of this process, FBR received a total of 10 first round bids, including one from MatlinPatterson Global Advisers, on behalf of Matlin Patterson Global Opportunities Partners II. FBR met with the special committee on February 2, 2007 to review the first round bids received from interested parties.

On February 8, 2007, FBR met with our board of directors to review the 10 preliminary indications of interest received in the first round in the process of soliciting offers to acquire our company. At this meeting, FBR advised our board of directors that FBR was acquiring the business of Legacy Partners on that date, and Daniel J. Altobello, one of our directors and a member of the special committee, advised our board of directors that he was a member of the board of directors of FBR, although he had not participated in the negotiations leading to the acquisition of the business of Legacy Partners by FBR. Following FBR’s discussion regarding preliminary indications of interest received, our board of directors and management agreed that six of the parties submitting a preliminary indication of interest in the first round should be invited to attend management presentations regarding our company as soon as practicable. Subsequently, the special committee determined to also invite two additional first round participants to meet with our management based on revised indications of interest the two parties had submitted. These eight parties, including MatlinPatterson Global Advisers, met with our management during the period January 31, 2007 to March 12, 2007. All parties that attended a management presentation were invited to submit second round bids representing their highest and best offer for our company on or before March 15, 2007. As a result of this process, FBR received three second round bids, including a bid of $12.50 per share of our common stock from Global and MatlinPatterson Global Advisers, on behalf of MatlinPatterson Global Opportunities Partners II, as a result of this process. On March 16, 2007, FBR participated in a conference call meeting of our special committee to review those second round bids and on March 21, 2007 participated in a telephonic meeting of our board of directors to continue such review. Following such discussions and because of the strength of its $12.50 per share bid, the extent of its previously conducted due diligence and its committed financing, our board of directors decided to give MatlinPatterson Global Advisers priority in scheduling meetings with our management and our representatives in order to enable it and its representatives to complete their financial and operational due diligence investigation, while continuing to provide access to management and information about our company to the other participants in the second round bid.

Between March 21, 2007 and April 5, 2007, MatlinPatterson Global Advisers, Global and their respective representatives and advisors completed their financial and operational due diligence investigation of our company and the terms of the merger agreement, other than the merger consideration, were negotiated by legal counsel and financial advisors representing Global and our company, respectively. During this period one of the other two second round bidders withdrew its bid. The other remaining second round bidder continued to have access to all due diligence material, which was made available through an electronic database. In addition, while the other second round bidder inquired as to when they might be able to schedule meetings with our management, no meetings between them and our management were held during this period. Despite the urging of our representatives, the other second round bidder failed to devote significant resources to conducting a documentary due diligence investigation of our company and did not otherwise demonstrate a substantial interest in pursuing an acquisition of our company. In contrast, MatlinPatterson Global Advisers and Global consistently demonstrated a keen interest in acquiring our company and consequently we determined to seek the highest and best price reasonably available from Global while continuing to encourage the other second round bidder to take advantage of opportunities to complete their documentary due diligence.

On April 4, 2007, our board of directors met and received a report from management and our legal counsel concerning the terms of the merger agreement. Following this report, FBR reviewed its financial analyses with respect to the proposed merger and rendered its opinion to the special committee with respect to the fairness from a financial point of view as of April 4, 2007, of the merger consideration to be received by the holders of our common stock pursuant to the merger. Following further discussion by the special committee with its legal and financial advisors, the special committee determined to recommend to our board of directors that it approve the merger agreement and recommend its adoption by our stockholders. Our board of directors unanimously accepted the recommendation of the special committee and approved the merger agreement, determined and declared that the merger and the merger agreement are advisable and in the best interests of our stockholders, and recommended the adoption of the merger agreement by our stockholders. Pursuant to authority given by the board of directors to executive officers of our company, the terms of the merger agreement were finalized on April 5, 2007 and the merger agreement was executed by Global, Hugo Acquisition Corp. and our company on that date, following which we issued a public announcement of the execution of the merger agreement.

On April 12, 2007, the other second round bidder sent a letter to FBR indicating that they were highly confident that following a period of up to three weeks of confirmatory due diligence by them they would be prepared to make a proposal which is significantly better for our stockholders than the merger consideration. They requested that they be allowed to schedule meetings between their advisors and us in order to allow them to complete their confirmatory due diligence. The letter did not state a specific purchase price for our company but included a reference to a range of prices submitted earlier in the process, nor did their letter provide any information as to how they would finance their proposed purchase of our company. After consultation with our financial and legal advisors, our board of directors concluded that this letter was neither a “superior proposal” as defined in the merger agreement nor reasonably likely to lead to a superior proposal and, therefore, we advised the other second round bidder that Section 6.2(c) of the merger agreement prevented us from entering into discussions as requested in their letter of April 12, 2007.

On May 16, 2007, a putative class action complaint was filed on behalf of our public stockholders in a Georgia state court against World, members of our board of directors, and Global. The complaint alleges, among other things, breach of fiduciary duties by our board of directors in connection with the proposed merger in that our directors allegedly obtained for themselves improper personal benefits, that World and our board of directors failed to achieve adequate consideration in the merger for our stockholders, that the termination fee payable in certain circumstances to Global is excessive, and that we failed to disclose all material information concerning the merger in our preliminary proxy statement. The complaint also alleges that Global aided and abetted such alleged breaches of fiduciary duties by our board of directors. The plaintiff seeks, among other things, compensatory and/or rescissory damages and costs and disbursements of the action, including reasonable attorney’s and expert’s fees and costs. We, our board of directors and Global believe the allegations are without merit, fail to state a claim upon which relief may be granted, and intend to vigorously defend the action. (Superior Court of Fayette County, Case No. 2007V-0697C).

Reasons for the Merger

In reaching its determination that the merger is advisable and in the best interests of our stockholders, our board of directors consulted with the special committee, senior management, legal counsel and financial advisors. The following describes material reasons, factors and information taken into account by our board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our stockholders approve the merger agreement:

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Merger Consideration Premium. Our board of directors considered the fact that the merger consideration represents a premium of 45.2% over the closing price of our common stock on September 1, 2006, the last trading day prior to our announcement that the special committee had retained FBR to explore strategic alternatives for the company and a premium of 15.7% over the closing price of our common stock on April 4, 2007, the day on which our board of directors approved our execution of the merger agreement;

•

Terms of the Merger Agreement. Our board of directors considered the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

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the structure of the merger as an all-cash transaction, which will allow our stockholders to realize immediately fair value and liquidity for their investment and which will provide them with certainty of value for their shares;

•

the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our stockholders, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited takeover proposal prior to the effective time of the merger;

•

the ability of our board of directors to change its recommendation with respect to the merger under certain circumstances should we receive an unsolicited proposal that our board of directors determines to be a superior proposal;

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Global’s obligation to pay us a termination fee of $9.45 million if Global fails to fund the merger consideration within 60 days after we deliver the Required Financial Statements to Global and provided all other conditions to the merger have been satisfied

•

the board of directors’ understanding that, after consultation with financial advisors and legal counsel, our obligation to pay a $9.45 million termination fee to Global (and the circumstances when such fee is payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	Global’s obligation to complete the merger is not subject to any financing contingencies, and Global has obtained a financing commitment; and

•	the likelihood of satisfying the other conditions to Global’s obligations to complete the merger and the likelihood that the merger will be completed.

•

Alternatives for Our Stockholders. After review with FBR of other strategic alternatives possibly available to us, which included, among others, effecting a recapitalization, our seeking to make strategic acquisitions or to enter into joint ventures, and our remaining an independent publicly traded company, the special committee concluded and informed our board of directors that it believed the merger would be more favorable to our stockholders than any other alternative reasonably available to us in the foreseeable future.

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Financial Analysis and Opinion of Friedman, Billings, Ramsey & Co., Inc. Our board considered the financial analyses reviewed and discussed with the special committee and our board of directors by FBR and the opinion of FBR as of April 4, 2007 to the special committee with respect to the fairness from a financial point of view to the consideration to be received by the holders of our common stock in the merger. See “The Merger” beginning on page 17.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:

•	Required Financial Statements. The possibility of non-consummation of the merger if Global and Hugo Acquisition Corp. are not reasonably satisfied with the Required Financial Statements.

•	Regulatory Approvals. The possibility of non-consummation of the merger if the regulatory approvals necessary for the consummation of the merger are not obtained.

•

Failure to Close. The risks and costs to us if the merger does not close for any reason, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

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Becoming a Wholly Owned Subsidiary. The fact that we will no longer exist as an independent, publicly traded company, and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

•	Taxation. The fact that gains realized from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes.

•

Disruptions. The potential impact of the announcement and pendency of the merger, including the potential impact of the merger on our employees and customers and the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Global, which could potentially impair our prospects as an independent company if the merger is not consummated.

•

Operating Restrictions. The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement without the consent of Global, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

•

No Solicitation; Termination Fee. The fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals or terminate the merger agreement in connection with other acquisition proposals and must pay to Global a termination fee of $9.45 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger.

•

Officers and Directors. The fact that the interests of our executive officers and directors in the merger may be different from, or in addition to, the interests of our stockholders generally. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors unanimously approved the merger agreement and determined and declared that the merger and the merger agreement are advisable and in the best interests of our stockholders and recommends that our stockholders adopt the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of Friedman, Billings, Ramsey & Co., Inc.

On April 4, 2007, FBR rendered its oral opinion to the special committee, which was subsequently confirmed in writing by delivery of FBR’s written opinion, dated the same date, to the effect that, as of April 4, 2007, the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

FBR’s opinion was directed to the special committee and only addressed the fairness from a financial point of view to the holders of our common stock of the consideration to be received by such holders pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of FBR’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBR in preparing its opinion. However, neither FBR’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not, constitute advice or a recommendation to you as to how you should vote or act with respect to any matter relating to the merger.

Procedures Followed

In connection with its opinion, FBR made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, FBR:

(i) reviewed a draft of the merger agreement, dated April 3, 2007;

(ii) reviewed World’s Annual Report on Form 10-K for the year ended December 31, 2005; its Quarterly Report on Form 10-Q for the period ended June 30, 2006 and certain unaudited interim financial statements and other financial information prepared by our management with respect to the quarterly period ended September 30, 2006 and the year ended December 31, 2006, which our management identified as being the most current financial statements available;

(iii) reviewed the stock price and trading history of our common stock;

(iv) met with certain members of our management to discuss the business and prospects of World;

(v) reviewed certain business, financial and other information relating to World, including financial forecasts for World provided to or discussed with FBR by our management;

(vi) reviewed certain financial and stock market data and other information for World and compared that data and information with corresponding data and information for companies with publicly traded securities that FBR deemed relevant;

(vii) reviewed the financial terms of the proposed merger and compared those terms with the financial terms of certain other business combinations and other transactions which had recently been effected or announced; and

(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBR deemed relevant.

Material Assumptions Made and Qualifications and Limitations on the Review Undertaken

In preparing its opinion, FBR relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information it reviewed, and FBR did not assume any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with FBR by our management and the unaudited interim financial statements and other financial information prepared and provided to FBR by our management, FBR assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of World. FBR assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based. In addition, FBR was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of World or any of its subsidiaries, nor was FBR furnished with any such evaluations or appraisals. With regard to the information provided to FBR by World, FBR relied upon the assurances of our management that they are unaware of any facts or circumstances that would make such information incomplete or misleading. FBR also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of World since the date of the most recent financial statements made available to FBR that would be material to FBR’s analysis. With our consent, FBR also assumed that the merger agreement, when executed, would conform to the draft reviewed by FBR in all respects material to FBR’s analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on World or the proposed merger and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to FBR’s analysis. FBR’s opinion was necessarily based on financial, economic, market and other conditions as they exist on and the information made available to FBR as of the date hereof. Although subsequent developments may affect its opinion, FBR does not have any obligation to update, revise or reaffirm its opinion.

It is understood that the opinion is for the use and benefit of the special committee in connection with its evaluation of the merger and was not intended to and does not confer any rights or remedies upon any other person and the opinion should not be construed as creating any fiduciary duty on the part of FBR to World, the special committee, our board of directors or any other party. FBR’s opinion only addressed the fairness from a financial point of view of the consideration to be received by the holders of our common stock pursuant to the merger agreement and did not address any other terms, aspects or implications of the merger or any agreements, arrangements or understandings entered into in connection with the merger or otherwise. In addition, FBR’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies that may have been available to us nor did it address or constitute a recommendation regarding the decision of the special committee or our board of directors to approve and recommend that holders of our common stock vote in favor of the adoption of the merger agreement or the decision of World to engage in the merger. FBR’s opinion does not constitute advice or a recommendation to any holder of our securities as to how such holder should vote or act on any matter relating to the merger.

Summary of Valuation Analyses

In preparing its opinion to the special committee, FBR performed a variety of analyses, including those described below. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to partial analysis or summary description. FBR arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. FBR made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, FBR believes that its analyses must be considered as a whole and selecting portions of FBR’s analyses, analytic methods and factors or focusing on information presented in tabular format, without considering the narrative description of the analyses, the underlying methodologies and the assumptions, qualifications and limitations affecting each analysis could create a misleading or incomplete view of the processes underlying its opinion. FBR did not assign specific weights to any particular analyses.

No company used in FBR’s analyses for comparative purposes is identical to World and no transaction used in FBR’s analyses for comparative purposes is identical to the merger. The estimates contained in FBR’s analyses and the reference ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond our control and the control of FBR. Much of the information used in, and accordingly the results of, FBR’s analyses are inherently subject to substantial uncertainty and, therefore, none of World, FBR or any other person assumes any responsibility if future results are materially different from those estimated or indicated.

FBR’s opinion was provided to the special committee in connection with the special committee’s consideration of the merger and was only one of many factors considered by the special committee in evaluating the merger. Neither FBR’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee, our board of directors or management with respect to the merger.

The following is a summary of the material valuation analyses performed in connection with FBR’s opinion rendered on April 4, 2007.

For purposes of its analyses, FBR reviewed a number of financial metrics including:

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Enterprise Value—generally, the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) and minority interests as of a specified date.

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period.

•	EBITDAR—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, amortization and rent for a specified time period.

Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected airline companies listed below as of April 2, 2007 and the enterprise values for the target companies used in the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the purchase prices paid in the selected transactions. Estimates of 2006 and projections of 2007 EBITDA and EBITDAR for World were based on estimates and projections provided by our management. Estimates of 2007 EBITDA and EBITDAR for the selected companies listed below and estimates of subsequent twelve month EBITDA for the targets in the selected transactions analysis listed below were, to the extent available, based on publicly available research analyst estimates for those companies. For purposes of its analysis, World’s EBITDA and EBITDAR for 2004 and 2005 and estimates of World’s EBITDA for 2006, were adjusted based on discussions with our management to reflect costs incurred as a result of non recurring events which for purposes of 2006 included increased costs associated with the Delta bankruptcy, increased legal and accounting costs associated with World’s financial reporting obligations and compliance with the Sarbanes-Oxley Act of 2002, increased engine repairs resulting from abnormal corrosion damage and direct costs associated with an AMC penalty and a general strike by its cockpit crewmembers.

Selected Companies Analysis. FBR calculated enterprise value as a multiple of estimated 2006 and projected 2007 EBITDA and EBITDAR for selected airline companies.

The calculated percentages and multiples included:

•	Enterprise value as a multiple of estimated 2006 EBITDA;

•	Enterprise value as a multiple of estimated 2006 EBITDAR;

•	Enterprise value as a multiple of projected 2007 EBITDA; and

•	Enterprise value as a multiple of projected 2007 EBITDAR.

The selected companies were chosen because they were airlines deemed to have one or more business, operating and financial characteristics comparable to our company, including size, financial performance and nature of business. The selected companies were:

Cargo Airlines:

•	ABX Air Inc.;

•	Atlas Air Worldwide Holdings Inc.;

•	FedEx Corporation;

•	United Parcel Service Inc.

Legacy Airlines:

•	AMR Corporation;

•	Continental Airlines, Inc.; and

•	US Airways Group, Inc.

Regional Airlines:

•	Express Jet Holdings Inc.;

•	Frontier Airlines Holdings, Inc.

•	Mesa Air Group Inc.;

•	Pinnacle Airlines Corp.

The selected companies analysis indicated the following:

Cargo Airlines

Enterprise Value as a Multiple of:	Low	Median	Mean	High
Estimated 2006 EBITDA	6.9x	7.8x	8.0x	9.4x
Estimated 2006 EBITDAR	7.4x	7.9x	8.1x	9.3x
Projected 2007 EBITDA	6.5x	6.7x	7.3x	8.8x
Projected 2007 EBITDAR	7.1x	7.2x	7.7x	8.8x

Legacy Airlines

Enterprise Value as a Multiple of:	Low	Median	Mean	High
Estimated 2006 EBITDA	6.7x	8.3x	8.2x	9.8x
Estimated 2006 EBITDAR	7.3x	8.1x	8.3x	9.4x
Projected 2007 EBITDA	3.5x	5.6x	5.2x	6.4x
Projected 2007 EBITDAR	5.0x	6.6x	6.1x	6.6x

Regional Airlines

Enterprise Value as a Multiple of:	Low	Median	Mean	High
Estimated 2006 EBITDA	1.0x	4.2x	6.5x	16.7x
Estimated 2006 EBITDAR	5.7x	6.9x	7.3x	9.7x
Projected 2007 EBITDA	3.8x	4.4x	4.7x	5.9x
Projected 2007 EBITDAR	6.7x	7.2x	7.0x	7.2x

FBR applied multiple ranges based on the selected companies analysis to corresponding financial data for World, including estimates with respect to our future financial performance provided by our management. The selected companies analysis indicated an implied reference range per share of our common stock of $8.97 to $11.35, as compared to the consideration of $12.50 per share of our common stock in the merger.

Selected Transactions Analysis. FBR calculated transaction value as a multiple of the last twelve months (“LTM”) revenue, LTM EBITDA, and LTM EBITDAR and estimates of the subsequent twelve month (“FY1”) revenue, FY1 EBITDA and FY1 EBITDAR for the targets in the selected transactions analysis listed below, to the extent available, based on publicly available research analyst estimates for those companies, based on the purchase prices paid in selected transactions involving airlines.

The calculated percentages and multiples included:

•	Transaction value as a multiple of LTM Revenue;

•	Transaction value as a multiple of LTM EBITDA;

•	Transaction value as a multiple of LTM EBITDAR;

•	Transaction value as a multiple of projected FY1 Revenue;

•	Transaction value as a multiple of projected FY1 EBITDA; and

•	Transaction value as a multiple of projected FY1 EBITDAR.

The selected transactions were chosen because the target companies were airlines deemed to have one or more business, operating and financial characteristics comparable to our company, including size, financial performance and nature of business. The selected airline transactions were:

Target	Acquiror	Date Announced
Qantas Airways	Consortium including TPG and Allco Equity Partners	December 2006

Midwest Air Group	AirTran Holdings, Inc.	December 2006

Polar Air Cargo Worldwide, Inc.	DHL Express	October 2006

Jetridge, Inc.	Pinnacle Air, LLC	July 2006

Northern Air Cargo, Inc.	Saltchuk Resources, Inc.	February 2006

Airborne, Inc.	FBO Air Inc.	September 2005

Atlantic Southeast Airlines, Inc.	SkyWest Inc.	August 2005

Era Aviation, Inc.	Era Aviation Investment Group	May 2005

America West Holdings Corp.	US Airways Group, Inc.	May 2005

North American Airlines, Inc.	World Air Holdings Inc.	April 2005

Era Aviation, Inc.	Seacor Holdings Inc.	October 2004

The selected transactions analysis indicated the following:

Metric Description

Transaction Value as a Multiple of:	Low	Median	Mean	High
Estimated LTM Revenue	0.17x	0.34x	0.42x	0.97x
Estimated LTM EBITDA	6.4x	6.4x	6.4x	6.4x
Estimated LTM EBITDAR	6.6x	8.6x	8.6x	10.6x
Projected FY1 Revenue	0.42x	0.67x	0.67x	0.92x
Projected FY1 EBITDA	5.9x	6.7x	6.7x	7.5x
Projected FY1 EBITDAR	6.2x	7.0x	7.0x	7.8x

FBR applied multiple ranges based on the selected transactions analysis to corresponding financial data for World, including estimates with respect to our future financial performance provided by our management. The selected transactions analysis indicated an implied reference range per share of our common stock of $8.97 to $10.76, as compared to the consideration of $12.50 per share of our common stock in the merger.

Discounted Cash Flow Analysis. FBR also calculated the net present value of World’s unlevered, after-tax debt-free cash flows based on estimates with respect to our future financial performance provided by our management. In performing this analysis, FBR used discount rates ranging from 13.5% to 15.5% based on World’s estimated weighted average cost of capital and exit capitalization rates of 5.0x to 6.0x based on EBITDA multiples indicated by the selected companies analyses. The discounted cash flow analysis indicated an implied reference range per share of our common stock of $17.30 to $20.78, as compared to the consideration of $12.50 per share of our common stock in the merger.

Leveraged Buyout Analysis. FBR also performed an analysis of the amounts a financial buyer could potentially pay to acquire World, assuming target internal rates of return in excess of 20% (an internal rate of return often cited as being targeted by financial buyers) and terminal value multiples of 5.0x to 6.0x estimated 2011 EBITDA based on the results of the selected companies analysis. The leveraged buyout analysis indicated an implied reference range per share of our common stock of $12.00 to $14.00, as compared to the consideration of $12.50 per share of our common stock in the merger.

Premiums Paid Analysis. FBR also reviewed the premiums paid in selected precedent U.S. transactions with aggregate transaction values between $100 million and $500 million. The premiums paid analysis indicated an implied reference range per share of our common stock of $10.94 to $14.46, as compared to the consideration of $12.50 per share of our common stock in the merger.

Other Matters

FBR was engaged pursuant to a letter agreement dated as of August 26, 2006 to act as the special committee’s financial advisor with respect to, among other things, a potential sale, merger, consolidation or other business combination involving World. The special committee engaged FBR based on FBR’s qualifications, experience and reputation. FBR, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. FBR acted as the special committee’s financial advisor in connection with the merger and will receive total fees which we currently estimate to be approximately $3.09 million, of which approximately $2.26 million is contingent upon the consummation of the merger, and which includes a fee FBR became entitled to receive upon the rendering of its opinion.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived, Hugo Acquisition Corp., an indirect wholly owned subsidiary of Global created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead be an indirect wholly owned subsidiary of Global.

When the merger is completed:

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each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, Global or Hugo Acquisition Corp. or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $12.50 in cash, without interest, subject to any applicable withholding tax;

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all shares of unvested restricted common stock issued and outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive $12.50 per share in cash, without interest and less any applicable withholding tax;

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each option to purchase shares of our common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be deemed exercised and automatically converted into the right to receive a cash payment equal to the excess of $12.50 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax; and

•

each warrant to purchase shares of our common stock outstanding immediately prior to the effective time of the merger will be assumed by Global and converted into the right to receive a cash payment equal to the excess of $12.50 over the exercise price per share of the warrant, multiplied by the number of shares subject to the warrant, without interest and less any applicable withholding tax.

At the effective time of the merger, our stockholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our stockholders. Therefore, our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is traded on the Pink Sheets under the symbol “WLDA.PK.” As a result of the merger, we will be an indirect wholly owned subsidiary of Global, our common stock will cease to be traded on the Pink Sheets and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC.

When the merger becomes effective, the directors of Hugo Acquisition Corp. will be the directors of the surviving corporation, and our officers will be initial officers of the surviving corporation (other than those officers who Hugo Acquisition Corp. determines should not remain as officers of the surviving corporation). Also at the effective time of the merger, the certificate of incorporation and bylaws of the surviving corporation will be amended to read in their entirety as the certificate of incorporation and bylaws of Hugo Acquisition Corp. read immediately prior to the effective time of the merger with such exceptions as are set forth in the merger agreement, and as so amended, will become the certificate of incorporation and bylaws of the surviving corporation following the consummation of the merger until such time as they are further amended in accordance with applicable law.

Effects on Us if the Merger is Not Completed

If the merger agreement is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company, and our common stock will continue to be traded on the Pink Sheets, our common stock will continue to be registered under the Exchange Act and we will continue to be required to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, and will make such changes as are deemed appropriate. The special committee and our board of directors will also continue to consider strategic alternatives which may be or become available for our company. If the merger agreement is not approved by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or available or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances involving a competing proposal, we may be obligated to pay a termination fee of $9.45 million to Global. In addition, if the merger agreement is terminated in circumstances due to the failure of Global to fund the merger consideration within 60 days after delivery of the Required Financial Statements by us and provided all other conditions to the merger have been satisfied, Global may be required to pay us a termination fee of $9.45 million. For a description of the circumstances triggering payment of the termination fees, see “Proposal 1—The Merger Agreement—Termination Fees” on page 43. We have also agreed to reimburse Global for its out-of-pocket expenses (up to a maximum of $2 million) if we fail to deliver the Required Financial Statements to Global on or before June 30, 2007.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the unanimous recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving and adopting the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interests in the merger that differ from your interests generally.

Stock Options

The merger agreement requires us to take all actions (including obtaining any required consents) necessary to provide that each option to purchase our common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will become fully exercisable and vested. At the effective time of the merger each such option will be deemed exercised and automatically converted into the right to receive an amount in cash equal to the product of (1) the number of shares of our common stock subject to the option and (2) the excess, if any, of $12.50 per share (the merger consideration) over the per share exercise price of the option. Any such excess will be paid without interest and less applicable withholding taxes.

If the merger is completed, assuming the effective time of the merger occurs on or before October 2, 2007, and based on the number and exercise prices of vested and unvested options held on April 20, 2007 by our directors and executive officers (including options that are expected to vest prior to the merger and those that are expected to vest as a result of the merger), as set forth in the following table, our directors and executive officers will receive the following amounts (net of the per share exercise price and before applicable withholding tax) in settlement of their respective options:

Name of Beneficial Owner	Capacity	Number of Vested Stock Option Awards	Number of Unvested Stock Option Awards	Aggregate Market Value of Stock Option Awards ($)
General Ronald R. Fogleman	Chairman of the Board of Directors	25,000	0	$261,650
Daniel J. Altobello	Director	25,000	0	261,650
A. Scott Andrews	Director	10,000	0	89,100
Joel H. Cowan	Director	30,000	0	319,450
Madeline E. Hamill	Director	6,371	3,629	49,700
Russell L. Ray, Jr.	Director	20,000	0	205,700
Peter M. Sontag	Director	20,000	0	205,700
Randy J. Martinez	Chief Executive Officer and Director	223,000	108,000	2,883,745
Jeffrey L. MacKinney	President and Director	160,000	65,000	1,938,400
Michael W. Towe	Chief Financial Officer	0	20,000	101,200
Charles H. J. Addison	Chief Information Officer	55,800	12,500	701,761
Jeffrey W. Wehrenberg	Chief Operating Officer—North American	0	25,000	126,500
Charles P. McDonald	Chief Operating Officer—World Airways	45,000	48,000	759,330
Robert R. Binns	Chief Marketing Officer	50,000	52,000	824,120
Mark M. McMillin	General Counsel and Corporate Secretary	20,000	15,000	259,700

Restricted Stock

The merger agreement requires us to take all actions necessary to provide that each share of unvested restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested and (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive a cash payment equal to $12.50 per share (the merger consideration), without interest and less applicable withholding taxes. If the merger is completed, assuming the effective time of the merger occurs on or before October 2, 2007, and based on the number of shares of restricted stock held on April 20, 2007 by our directors and executive officers as set forth in the following table, which includes shares that are expected to vest prior to the merger and shares that vest as a result of the merger, our directors and executive officers will receive the following amounts (before applicable withholding tax) in settlement of their respective shares of restricted stock, if the merger is completed:

Name of Beneficial Owner	Capacity	Number of Unvested Restricted Stock Awards	Market Value of Restricted Stock Awards ($)
General Ronald R. Fogleman	Chairman of the Board of Directors	5,100	$63,750
Daniel J. Altobello	Director	3,100	38,750
A. Scott Andrews	Director	3,100	38,750
Joel H. Cowan	Director	3,100	38,750
Madeline E. Hamill	Director	3,100	38,750
Russell L. Ray, Jr.	Director	3,100	38,750
Peter M. Sontag	Director	3,100	38,750
Randy J. Martinez	Chief Executive Officer and Director	29,500	368,750
Jeffrey L. MacKinney	President and Director	14,500	181,250
Michael W. Towe	Chief Financial Officer	38,000	475,000
Charles H. J. Addison	Chief Information Officer	5,000	62,500
Jeffrey W. Wehrenberg	Chief Operating Officer—North American	10,000	125,000
Charles P. McDonald	Chief Operating Officer—World Airways	7,500	93,750
Robert R. Binns	Chief Marketing Officer	8,000	100,000
Mark M. McMillin	General Counsel and Corporate Secretary	6,000	75,000

Change-in-Control/Severance Payments

We previously entered into employment agreements containing certain change in control provisions with each of our current executive officers, under which payments may be made as a result of the merger. Randy J. Martinez, Jeffrey L. MacKinney, Michael W. Towe, Robert R. Binns, Charles P. McDonald, Jeffrey Wehrenberg, Charles H.J. Addison and Mark M. McMillin are our current executive officers.

The employment agreement for each of the executive officers provides for a severance payment if the executive officer’s employment is terminated by us without “cause” or by the executive for “good reason.” If the termination occurs within 12 months following the merger, the severance payment is required to be paid in a lump sum within 15 days or less following the termination of employment. In addition, if the termination is within such 12-month period, we are required to reimburse the executive for the cost of obtaining COBRA health continuation coverage, less the amount the executive officer was required to contribute as an employee, for himself or herself and his or her eligible dependents under our applicable group health plan for the lesser of: 12 months of such coverage or until the executive officer or his or her spouse and eligible dependents obtain comparable health coverage.

The amount of the lump-sum severance payment for each of our executive officers is as follows:

•	Mr. Martinez’ severance payment is equal to two times the average of the last three completed calendar years of his annual total cash compensation (including base salary and bonus);

•	Mr. MacKinney’s severance payment is equal to two times the average of the last three completed calendar years of his annual total cash compensation (including base salary and bonus);

•	Mr. Towe’s severance payment is equal to his base salary in effect at the time of termination;

•

Mr. Binns’ severance payment is equal to 1.5 times the average of the last three completed calendar years of his annual total cash compensation (including base salary and bonus) or the average of the last two full calendar years actually completed in the event he has completed less than three full calendar years of service;

•

Mr. McDonald’s severance payment is equal to 1.5 times the average of the last three completed calendar years of his annual total cash compensation (including base salary and bonus) or the average of the last two full calendar years actually completed in the event he has completed less than three full calendar years of service;

•	Mr. Wehrenberg’s severance payment is equal to his base salary in effect at the time of termination;

•

Mr. Addison’s severance payment is equal to the average of the last three completed calendar years of his annual total cash compensation (including base salary and bonus) or the average of the last two full calendar years actually completed in the event he has completed less than three full calendar years of service; and

•	Mr. McMillin’s severance payment is equal to 1.5 times his current base salary at the time of termination.

The term “cause” and “good reason” are defined in each of the employment agreements for the executive officers as follows:

•	“Cause” means the occurrence of any of the following events:

•	under certain circumstances, the willful refusal by the executive officer to follow a direction of a superior officer;

•	sustained performance deficiencies on the part of the executive officer which are communicated to the executive officer in writing;

•	willful misconduct or reckless disregard by the executive officer of his or her duties or of the interest or property of our company;

•	intentional disclosure by the executive officer to an unauthorized person of confidential information or trade secrets, which causes material harm to our company;

•	certain acts of fraud against, material misappropriation from, or significant dishonesty to either our company or any other party;

•	the commission by the executive officer of a felony; or

•	a material breach by the executive officer of his or her employment agreement with us after notice and an opportunity to cure the breach.

•	“Good reason” means the occurrence of any of the following events:

•

a material breach by us of our employment agreement with the executive officer which may include a material diminution in the executive officer’s responsibilities under the employment agreement, and we fail to remedy the breach after written notice thereof to us from the executive officer and the executive officer terminates his or her employment within 10 days following our failure to remedy such breach;

•	we materially reduce the executive officer’s base salary without his or her consent as provided in the employment agreement and we fail to rescind the reduction after receiving written notice from the executive officer of his or her objection to the reduction and the executive officer terminates his or her employment within 10 days following our failure to rescind such reduction; or

•

we require the executive officer to relocate his or her primary place of employment with our company to a new location that is more than 50 miles from its current location without his or her consent and we fail to rescind such requirement after receipt of written notice from the executive officer of his or her objection to the relocation and the executive officer terminates his or her employment within 10 days following our failure to rescind such requirement.

Each of the employment agreements also provides that in the event of a change in control, any unvested stock option and restricted stock grants held by the executive officer will become fully vested immediately prior to the effective date of the change in control. Under the terms of the merger agreement, all unvested stock options and restricted stock grants held by an executive officer immediately prior to the effective time of the merger will become fully vested at the effective time of the merger whether or not the executive officer’s employment is thereafter terminated.

Each of the employment agreements for the executive officers also includes a provision providing that if the total payments made to the executive officer result in the executive officer being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will pay the executive officer such additional cash compensation to put him or her in the same after-tax situation (taking into account all income, excise, and payroll taxes) as if no such excise tax had been applied. No such excise tax is expected to apply to any of our executive officers and we do not anticipate making any such gross-up payments.

The following table sets forth the estimated value of the lump-sum severance payments that would be payable to each of Messrs. Martinez, MacKinney, Towe, Binns, McDonald, Wehrenberg, Addison and McMillin in the event that the executive became entitled to severance as described above, based on compensation and benefit levels in effect on the date of this proxy statement and assuming that the closing of the merger occurs before October 2, 2007, and that such individual’s employment is terminated immediately thereafter and the health benefits coverage is paid by us for 12 months.

Name	Capacity	Lump-Sum Severance Amount
Randy J. Martinez	Chief Executive Officer and Director	$1,223,127
Jeffrey L. MacKinney	President and Director	820,080
Michael W. Towe	Chief Financial Officer	311,845
Charles H. J. Addison	Chief Information Officer	311,560
Jeffrey W. Wehrenberg	Chief Operating Officer—North American	198,628
Charles P. McDonald	Chief Operating Officer—World Airways	491,610
Robert R. Binns	Chief Marketing Officer	471,215
Mark M. McMillin	General Counsel and Corporate Secretary	274,095

Post-Closing Continuation of Compensation and Benefits

The merger agreement contains provisions that are applicable to our employees generally relating to the continuation by Global of certain benefits arrangements following consummation of the merger. Such provisions may benefit certain of our executive officers.

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation will honor for a period of six years after the completion of the merger all rights to indemnification and exculpation of our current or former directors and officers in respect of liabilities for acts or omissions occurring at or prior to the completion of the merger as provided in our organizational documents or other agreements in effect on the date of the merger agreement.

In addition, for six years after completion of the merger, the surviving corporation will maintain in effect directors’ and officers’ liability insurance coverage with respect to claims arising from acts or omissions occurring on or before the completion of the merger on terms no less favorable than those in effect on the date of the merger agreement (except that the surviving corporation shall not be required to pay on an annual basis any amount in excess of 150% of the annual cost of our directors’ and officers’ insurance in effect as of the date of the merger agreement).

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Exchange Act and we will no longer file periodic reports with the SEC and our common stock will no longer be traded on the Pink Sheets.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset.

The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares as a result of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•

The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•

The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Under the merger agreement, we and Global agreed to make all necessary applications or filings required to be made by us or Global with respect to the HSR Act or other applicable laws and to comply at the earliest practicable date with any request under the HSR Act or any other applicable law for additional information or material received by us or Global from the applicable governmental entity in connection with such applications or filings. In addition, the parties to the merger agreement have agreed to coordinate and cooperate with one another with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or related to any such applications or filings. However, neither us nor Global will be obligated to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any of our assets or the assets of Global or our respective affiliates.

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the DOJ and the FTC and certain waiting period requirements have been satisfied. We and Global have filed the required Notification and Report Form and received, effective May 22, 2007, notice of early termination of the waiting period under the HSR Act.

If any administrative or judicial action or proceeding is instituted, or is threatened to be instituted, by any governmental entity challenging the transactions contemplated by the merger agreement as being in violation of any applicable law, each of the parties is required under the merger agreement to cooperate and use its reasonable best efforts to contest and resist such action or proceeding.

The merger is subject to other regulatory approvals arising from the fact that both we and Global own airlines each of which holds a certificate of public convenience and necessity issued by the U.S. Department of Transportation (“DOT”). Under DOT policy, any party owning an airline which proposes to acquire another party owning an airline must obtain prior DOT approval for the transaction. We and Global have agreed to coordinate and cooperate with one another in connection with any applications and filings necessary to obtain DOT approvals. There is no established timeframe for DOT action on the merger application. However, the parties intend to file an application requesting an exemption that would allow completion of the merger while the merger application is still pending before DOT.

In addition to the merger application, we and Global are required to file a notice with the DOT explaining how the transaction will affect the continuing fitness of each air carrier affected by the merger. The DOT will review the information provided in the notice to determine whether each of the affected airlines will continue to meet the financial, managerial and compliance disposition fitness standards that all U.S.-certificated airlines are required to meet on an ongoing basis. While a fitness determination by the DOT is not required prior to completion of the merger, we and Global have agreed not to complete the merger without obtaining confirmation from the DOT that World Airways, North American and ATA will continue to meet the DOT’s fitness standards on a post-merger basis. The DOT also must be satisfied that following the merger each of these airlines will be owned and effectively controlled by citizens of the United States, as required by law.

World Airways, North American and ATA all participate in the Civil Reserve Air Fleet and are providers of airlift services to the DOD. Pursuant to their contracts with the DOD, each carrier is required to be a citizen of the United States as defined in the Title 49 of the United States Code. We and Global will notify the DOD of the merger and will provide any information requested by the DOD in connection with its citizenship determination. Although a determination by the DOD that each of the affected carriers will continue to be U.S. citizens is not required prior to completion of the merger, a failure to meet the DOD’s citizenship standards could lead to the termination of a carrier’s existing DOD contracts and a prohibition on its ability to bid for DOD contracts in the future.

In addition, under the merger agreement, we and Global have agreed to seek and obtain the consent of the DOD not to terminate any of World Airways’, North American’s or ATA’s contracts with the DOD as a result of or in connection with the merger and to seek and obtain the consent of the DOD not to terminate or modify participation by us, World Airways or North American in our existing teaming arrangements as a result of or in connection with the merger. Receipt of these consents from the DOD is a condition to closing of the merger. By letter dated May 24, 2007, we received the required consents from the DOD.

PROPOSAL 1—THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is an agreement that establishes and governs the legal relations between us and Global with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or Global. The representations, warranties and covenants made by us and Global are qualified and subject to important limitations agreed to by us and Global in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and Global that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Hugo Acquisition Corp. will merge with and into us. The separate corporate existence of Hugo Acquisition Corp. will cease, and we will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Global.

Effective Time of the Merger

Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as World and Global may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to the earlier to occur of (i) a date specified by Global on at least five business days’ notice to us and (ii) the 60th day after we deliver to Global the Required Financial Statements. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 40.

On the closing date, the surviving corporation will file a certificate of merger with the Secretary of State of the State of Delaware. At that time, or at such later time as may be agreed by the parties and specified in the certificate of merger, the merger will become effective.

Directors and Officers of the Surviving Corporation

The directors of Hugo Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation (other than those officers who Hugo Acquisition Corp. determines should not remain as officers of the surviving corporation). The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Certificate of Incorporation and Bylaws of the Surviving Corporation

At the effective time of the merger:

•

the certificate of incorporation of the surviving corporation to read in its entirety as the certificate of incorporation of Hugo Acquisition Corp. read immediately prior to the effective time of the merger, except as set forth in the merger agreement, and as so amended, will become the certificate of incorporation of the surviving corporation until amended in accordance with applicable law; and

•

the bylaws of the surviving corporation will be amended to read in their entirety as the bylaws of Hugo Acquisition Corp. read immediately prior to the effective time of the merger, except as set forth in the merger agreement, and as so amended, will be the bylaws of the surviving corporation until amended in accordance with applicable law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than (1) shares owned by Global or Hugo Acquisition Corp. or any of their subsidiaries, (2) shares owned directly by us or any of our subsidiaries and (3) shares held by stockholders who properly demand appraisal rights in accordance with the Delaware General Corporation Law, will be converted into the right to receive $12.50 per share in cash, without interest. Shares owned by Global, Hugo Acquisition Corp. or us or any subsidiary thereof will be cancelled at the effective time of the merger without any payment. Our stockholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders promptly after completion of the merger. The price of $12.50 per share was determined through negotiations between Global and us.

Global, Hugo Acquisition Corp., the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, stock options, or shares of restricted stock or warrants such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options, Restricted Stock and Warrants

Prior to the effective time of the merger, we will have taken all necessary action such that, immediately prior to the effective time of the merger, (1) all outstanding options to purchase shares of our common stock will, to the extent not then vested, accelerate and become fully vested and exercisable and (2) all unvested shares of our restricted stock will become fully vested and the restrictions and forfeiture provisions will lapse.

At the effective time of the merger, each outstanding option to purchase shares of our common stock will be deemed exercised and automatically converted into the right to receive a cash payment equal to the excess of $12.50 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

All shares of restricted stock issued and outstanding immediately prior to the effective time of the merger (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $12.50 per share in cash, without interest and less any applicable withholding tax.

Each outstanding warrant to purchase shares of our common stock will be assumed by Global and converted into the right to receive a cash payment equal to the excess of $12.50 over the exercise price per share of the warrant, multiplied by the number of shares subject to the warrant, without interest and less any applicable withholding tax.

Payment Procedures

Prior to the effective time of the merger, Global will designate a bank or trust company to act as the paying agent under the merger agreement. Prior to the effective time of the merger, Global will deposit, or cause to be deposited, in trust with the paying agent cash in an amount equal to the aggregate consideration payable in the merger. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for cash. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates to the paying agent. You should not return your stock certificates with the enclosed proxy. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a properly completed and executed letter of transmittal and any other required documents, you will be entitled to receive from the paying agent $12.50 in cash, without interest and less any applicable withholding tax, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $12.50 in cash per share represented by such certificate without interest and less any applicable withholding taxes. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

The cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate surrendered is properly endorsed or otherwise in proper form for transfer and the person who surrenders such certificate must pay all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the surviving corporation that such taxes either have been paid or are not applicable.

The surviving corporation may require the paying agent to deliver to it any funds unclaimed by our stockholders (including interest and other income in respect of such funds) at any time beginning one year after the effective time of the merger. Any holders of our share certificates who have not surrendered such certificates in compliance with the above described procedures may thereafter look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration, without interest, to which they are entitled upon surrender of the certificates held by them.

If any share certificate for our common stock has been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by such person in an amount as Global may direct as indemnity against any claim that may be made against the surviving corporation, Global or the payment agent with respect to that certificate, the paying agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our stockholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letter of transmittal to be mailed to our stockholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	the merger agreement shall have been adopted by the requisite vote of our stockholders;

•

no statute, rule or regulation shall have been enacted by any governmental entity which prohibits the completion of the merger and there shall be no order or injunction or a court of competent jurisdiction preventing the completion of the merger; and

•	the waiting period under the HSR Act related to the transactions under the merger agreement shall have expired or terminated.

Additional Conditions to Our Obligations

Our obligations to complete the merger are subject to the satisfaction by Global or waiver by us of the following conditions:

•

the representations and warranties of Global and Hugo Acquisition Corp. contained in the merger agreement (disregarding qualifications as to materiality or similar qualifications) shall have been true, complete and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger, except where the failure of such representations and warranties to be true, complete and correct would not prevent, materially delay or materially impede the ability of Global or Hugo Acquisition Corp. to complete the merger and the other transactions contemplated by the merger agreement;

•

Global and Hugo Acquisition Corp. shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them at or prior to the closing date of the merger; and

•	an executive officer of Global shall have delivered to us a certificate to the effect that the foregoing conditions to our obligations to complete the merger have been satisfied.

Additional Conditions to Global’s and Hugo Acquisition Corp.’s Obligations

The obligations of Global and Hugo Acquisition Corp. to complete the merger are subject to the satisfaction by us or waiver by Global of the following conditions:

•

our representations and warranties contained in the merger agreement (disregarding all qualifications as to materiality or material adverse effect or similar qualifications) shall have been true, complete and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except where the failure of such representations or warranties to be true, complete and correct would not have a material adverse effect;

•

we shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied by us at or prior to the closing date of the merger;

•

one of our executive officers shall have delivered a certificate to Global to the effect that the foregoing conditions to Global’s and Hugo Acquisition Corp.’s obligations to complete the merger have been satisfied;

•	Global and Hugo Acquisition Corp. shall have received and be reasonably satisfied with the Required Financial Statements; and

•	all filings shall have been made with and all approvals and consents shall have been received from the DOT and the DOD, including:

•	receipt of approval of the merger by the DOT, or the grant of an exemption that would allow completion of the merger while the merger application is pending before the DOT;

•

notification to the DOT explaining how the transaction will affect the continuing fitness of each air carrier affected by the merger and receipt of confirmation from DOT that World, North American and ATA will continue to meet the DOT’s fitness standards on a post-merger basis;

•	receipt of confirmation from the DOT that following the merger each of World Airways, North American and ATA will be owned and effectively controlled by U.S. citizens, as required by law;

•	notification to the DOD of the merger;

•

provision to the DOD of information it may request in connection with determining whether each of World Airways, North American and ATA will continue to be a U.S. citizen (as defined in Title 49 of the United States Code) following completion of the merger;

•	receipt of consent of the DOD not to terminate any of World Airways’, North American’s or ATA’s contracts with the DOD as a result of or in connection with the merger; and

•	receipt of consent of the DOD not to terminate or modify participation by us, World Airways or North American in our existing teaming arrangements as a result of or in connection with the merger.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed. In addition, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, we are required to promptly notify Global in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely.

Material Adverse Effect

For purposes of the merger agreement, certain of our representations and certain of the conditions to complete the merger are qualified by a “material adverse effect” clause, which means, with respect to us, any change, effect, event, occurrence, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or when taken together with all Effects:

•

has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of World or our subsidiaries, taken as a whole; or

•

prevents or materially delays us from performing our obligations under the merger agreement in any material respect or materially delays the completion of the transactions contemplated by the merger agreement or would reasonably be expected to have such effect.

However, no Effects resulting from any of the following will be deemed to be or constitute a “material adverse effect” and no Effects resulting from the following will be taken into account when determining whether a “material adverse effect” with respect to us has occurred or is reasonably likely to exist:

•

conditions (or changes therein) in any industry or industries in which we operate (other than any such conditions or changes therein that result from acts of terrorism, which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	general economic conditions (or changes therein) in the United States, in any country in which or any of our subsidiaries conducts business or in the global economy as a whole (other than such general economic conditions or changes therein resulting from acts of terrorism which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•

any generally applicable change in law or generally accepted accounting principles (GAAP) or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	effects primarily related to the announcement of the execution of the merger agreement and the pendency of the merger;

•	compliance with the terms of, or taking any action required by, the merger agreement, or the failure to take any action prohibited by the merger agreement; and

•	any actions taken, or failure to take any action, to which Global or Hugo Acquisition Corp. has expressly consented or requested.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the special meeting, if any of the following events occur:

•	Global and World agree to terminate by mutual written consent;

•

a court of competent jurisdiction or other governmental entity issues a final, non-appealable order, decree or ruling permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the merger agreement; or

•	the merger is not consummated on or prior to October 2, 2007.

In addition, Global may terminate the merger agreement in the event that:

•

our board of directors withdraws (or qualifies, modifies, changes or amends in a manner adverse to Global) its recommendation that our stockholders adopt the merger agreement or its approval of the merger agreement and the merger;

•

we violate or breach in any material respect our obligation not to solicit, facilitate or accept any other “acquisition proposal” (as defined below) except under certain conditions, and, as a result of such breach, we receive an acquisition proposal from a third party;

•	our board of directors or any committee of our board of directors approves or recommends an acquisition proposal from a third party (whether or not a “superior proposal,” as defined below);

•

if a tender offer or exchange offer is commenced that would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) becoming a beneficial owner of 20% or more of our common stock (other than by Global or Hugo Acquisition Corp.) and our board of directors fails to recommend that our stockholders not tender their shares in such tender or exchange offer;

•	we or any of our subsidiaries enter into any agreement (other than certain confidentiality agreements) with respect to any acquisition proposal;

•

our board of directors fails to reconfirm its recommendation that our stockholders adopt the merger agreement or its approval of the merger agreement and the merger promptly after Global requests that we do so;

•	our board of directors or any committee of our board of directors resolves to take any of the foregoing actions;

•

we breach any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is incapable of being cured within 30 days after receipt by us of notice thereof from Global; or

•

Global and Hugo Acquisition Corp. have not received the Required Financial Statements on or before June 30, 2007 or are not reasonably satisfied with such Required Financial Statements as so delivered.

In addition, we may terminate the merger agreement in the event that:

•

Global or Hugo Acquisition Corp. breaches any of its representations, warranties, covenants or agreements in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is incapable of being cured within 30 days after receipt by Global of notice from us;

•	simultaneously with our termination of the merger agreement we enter into a definitive agreement with respect to a superior proposal provided that:

•

we did not receive the superior proposal as a result of a breach by us of our obligation not to solicit, facilitate or accept any acquisition proposal from a third party except under certain circumstances;

•	we do not otherwise breach the terms of the merger agreement in connection with the superior proposal;

•

in accordance with the terms of the merger agreement, our board of directors withdraws (or qualifies, modifies, changes or amends in a manner adverse to Global) its recommendation that our stockholders adopt the merger agreement in response to the superior proposal and authorizes us to enter into a definitive agreement for the superior proposal; and

•	we pay to Global a termination fee of $9.45 million; or

•	all of the conditions to the merger have been satisfied and Global fails to fund the merger consideration within 60 days after receipt of the Required Financial Statements.

The terms “acquisition proposal” and “superior proposal” are defined under “Proposal 1—The Merger Agreement—Covenants Under the Merger Agreement—No Solicitation” beginning on page 47.

Termination Fees

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed. However, if Global terminates the merger agreement because it has not received the Required Financial Statements on or before June 30, 2007 or because Global is not reasonably satisfied with such Required Financial Statements as so delivered, we are required to reimburse Global and Hugo Acquisition Corp. for their out-of-pocket expenses up to a maximum of $2.0 million.

World Termination Fee

We will be required to pay a termination fee of $9.45 million to Global under the following circumstances:

•

Global terminates the merger agreement for any of the reasons described in the first seven bullet points in the second paragraph under “Proposal 1—The Merger Agreement—Termination of the Merger Agreement;”

•	we terminate the merger agreement for the reasons described in the second bullet point in the third paragraph under “Proposal 1—The Merger Agreement—Termination of the Merger Agreement;”

•

either we or Global terminates the merger agreement because the merger is not consummated on or prior to October 2, 2007, and (i) prior to such termination an acquisition proposal has either been publicly announced or becomes publicly known and in either case not publicly withdrawn, and (ii) concurrently with, or within 12 months after, such termination a definitive agreement is entered into relating to a “third party acquisition event” (as defined below) or a third party acquisition event is otherwise consummated; or

•

Global terminates the merger agreement because of our breach of a covenant or agreement or our intentional breach of a representation or warranty and (i) prior to our breach and Global’s termination of the merger agreement, an acquisition proposal (whether or not a continuation or renewal of, or otherwise relating to, an acquisition proposal that was known to us prior to the execution of the merger agreement) is known to us and (ii) concurrently with, or within 12 months after, such termination a definitive agreement is entered into relating to a third party acquisition event or a third party acquisition event is otherwise consummated.

Global Termination Fee

In the event we terminate the merger agreement due to the failure of Global to fund the merger consideration within 60 days after Global has received and is reasonably satisfied with the Required Financial Statements and provided all other conditions to the merger have been satisfied, Global is required to pay us a termination fee of $9.45 million.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence and good standing;

•

corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the absence of any conflict with or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	consents, approvals, or authorizations from or notices to governmental authorities with respect to entering into or carrying out the obligations of the merger agreement;

•	litigation;

•	accuracy of the information supplied for inclusion in this proxy statement;

•	fees payable to agents, brokers, finders and investment bankers; and

•	the fact that each of North American Airlines, World Airways, Global and Hugo Acquisition Corp. is a “citizen of the United States” as defined in Title 49 of the United States Code.

In addition, we made additional representations and warranties with respect to the following subject matters:

•	our board’s approval of the merger agreement and recommendation to stockholders to adopt the merger agreement and the inapplicability of any “takeover laws” to the merger agreement and the merger;

•	our capitalization and indebtedness;

•	our subsidiaries;

•	our filings and reports with the SEC and our financial statements;

•	our compliance with laws and reporting requirements and our internal control over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities or specified changes or events with respect to us and our subsidiaries;

•	employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	tax matters;

•	contracts;

•	real property and assets;

•	intellectual property;

•	labor and employment matters and labor relations;

•	the receipt of FBR’s fairness opinion;

•	insurance;

•	environmental matters;

•	aircraft;

•	transactions with affiliates; and

•	certain key contracts.

Global and Hugo Acquisition Corp. made additional representations and warranties related to the following subject matters:

•	availability of sufficient committed financing to complete the merger; and

•	not being an “interested stockholder” of World (as such terms are defined in the Delaware General Corporation Law).

Covenants Under the Merger Agreement

Conduct of Business Pending the Merger

Until the closing of the merger and unless otherwise contemplated by the merger agreement or agreed to by Global, subject to certain identified exceptions, we will and will cause each of our subsidiaries to conduct our or its (as the case may be) business in all material respects in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact our current business organizations, maintain satisfactory relationships with and keep available the services of our current officers and other key employees and preserve the goodwill of and maintain satisfactory relationships with governmental entities, employees and persons having business relationships with us and our subsidiaries. We also agree to maintain in effect all of our material licenses, approvals and authorizations required to carry on our business.

In addition, during the period until the closing date of the merger, we have agreed to specific restraints relating to the following (subject to certain exceptions and unless consented to in writing by Global):

•	amending or otherwise changing our organizational documents;

•	the split, combination, subdivision or reclassification of any shares of capital stock of our company or any of our subsidiaries;

•	the declaration, setting aside or payment of any dividend or other distribution payable in cash, stock and/or property;

•

the redemption, purchase or other acquisition of any equity interests of our company or our subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire or receive any equity interest in our company or our subsidiaries (other than acquisitions by us pursuant to our benefit plans);

•

the issuance, sale, pledge, deliverance, transfer, disposal or encumbrance of any shares of our capital stock or of securities convertible into or exchangeable for shares of our capital stock or the grant of any options, restricted shares or warrants or other rights to acquire any shares of our capital stock other than the issuance of shares reserved for the exercise of outstanding options and warrants;

•	the acquisition of any entity or any equity interests in, or any business or subdivision of, any entity;

•	the transfer, lease, license, sale, mortgage, pledge, disposition or encumbering of any of our assets or property having an aggregate value of more than $2.0 million;

•	the incurrence or assumption of any long-term or short-term indebtedness with certain exceptions;

•

changes to, or acceleration of the vesting of, compensation and benefit arrangements and agreements with respect to our officers, directors, employees, agents or consultants except as required by applicable law or as contemplated by the merger agreement or the terms of agreements in existence on the date of the merger agreement;

•

the announcement or implementation of any material reduction in our labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of our employees or those of our subsidiaries other than routine employee terminations;

•	the incurrence of capital expenditures in excess of those contemplated in the capital expenditures budget for us or our subsidiaries, with certain exceptions;

•	entering into any agreement or arrangement that limits or otherwise restricts us or any of our subsidiaries from engaging or competing in any line of business or in any location;

•

except as contemplated in the merger agreement, amendment, modification, extension or termination of any of our material contracts or collective bargaining agreements or the waiver, release or assignment of any rights, claims or benefits thereunder, or entering into any contract that, if it existed on the date of the merger agreement, would be deemed to be a material contract or collective bargaining agreement for the purposes of the merger agreement;

•

the settlement, payment or discharge of any claims, litigation, investigation or arbitration made or pending against us or any of our subsidiaries or officers or directors (in their capacities as such) other than settlements, payments or discharges in the ordinary course of business consistent with past practice;

•	failure to maintain insurance at levels comparable to current levels or in a manner consistent with past practice;

•	changes in accounting policies or procedures;

•	revaluing any of our material assets;

•	taking certain actions with respect to taxes;

•	except with respect to the merger, the adoption of a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of our company;

•

taking any action that would restrict or impair Hugo Acquisition Corp.’s ability to vote or otherwise exercise the rights and receive the benefits of a holder of our securities or those of any of our subsidiaries acquired, controlled or to be acquired or controlled by Global or Hugo Acquisition Corp.;

•	except as otherwise required by applicable law, convening any regular or special meeting of the stockholders other than the meeting referred to in this proxy statement;

•	the failure to continue all material maintenance programs consistent with past practice with respect to our aircraft;

•	decreasing or deferring in any material respect the level of training provided to our employees or the employees of any of our subsidiaries or the level of cost pertaining thereto;

•	the failure to keep in effect any governmental route authority used by us or any of our subsidiaries except such failures that occur in the ordinary course of business consistent with past practice;

•	making any material change to any flight routes flown by us or any of our subsidiaries as of the date of the merger agreement; and

•	entering into any agreement or commitment to do any of the foregoing, or authorizing or taking any action in furtherance of the foregoing.

Access to Information

During the period from the execution of the merger agreement through the earlier of the termination of the merger agreement and the effective time of the merger, we will afford Global and its representatives reasonable access, during normal business hours, to our books and records, personnel, offices and other facilities, and will furnish, within a reasonable time, to Global all financial, operating and other data and information as Global may reasonably request.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries, affiliates and representatives not to:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing information) the submission of any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, an “acquisition proposal” (as defined below), or participate or engage in any discussions or negotiations with respect thereto;

•	facilitate any effort or attempt to make or implement an acquisition proposal;

•	accept, approve or recommend an acquisition proposal; or

•

enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an acquisition proposal or enter into any agreement, arrangement, undertaking or understanding requiring us to abandon, terminate or fail to consummate the merger.

We have also agreed to immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any third party that was conducted by us or any of our subsidiaries or representatives with respect to an acquisition proposal or an “acquisition transaction” (as defined below).

However, this covenant will not prohibit us, at any time prior to the effective time of the merger, from (i) furnishing information regarding our company and our subsidiaries to a third party making an acquisition proposal (subject to the execution of confidentiality agreement no less restrictive than that applicable to Global) and (ii) participating in discussions or negotiations with such third party regarding such acquisition proposal if:

•	we have received an unsolicited bona fide written company acquisition proposal from any third party; and

•

our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and receipt of a supporting written opinion of such financial advisor or outside legal counsel, that (a) such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below) and (b) the failure to take any action would be a breach by our board of directors of its fiduciary duties to our stockholders under applicable law.

Before we furnish information or participate in discussions or negotiations with such third party, we are required to give Global at least 48 hours prior written notice that identifies the third party and includes a copy of the written acquisition proposal.

In addition to the foregoing prior notice obligations, we are required to promptly (and in any event within 24 hours) notify Global of any acquisition proposal that we receive or of any request for information or inquiry that we receive that relates to or would reasonably be expected to lead to an acquisition proposal. We are also required to keep Global informed on a reasonably current basis of the status and material terms and conditions of any such acquisition proposal, request or inquiry and to provide Global with at least 48 hours prior notice of any meeting of our board of directors at which an acquisition proposal is reasonably expected to be considered.

At any time prior to the effective time of the merger agreement, if our board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel and receipt of a supporting written opinion from such financial advisor and outside legal counsel and after considering in good faith any counter-offer or proposal made by Global during the Notice Period, as defined below) that the failure to take such action would reasonably be a breach of its fiduciary duties to our stockholders under applicable law, our board may withdraw (or qualify, modify, change or amend in a manner adverse to Global) its recommendation that our stockholders adopt the merger agreement. Our board of directors, however, may not withdraw (or qualify, modify, change or amend in a manner adverse to Global) its recommendation to our stockholders to adopt the merger agreement unless:

•

our board of directors has received an acquisition proposal that constitutes a superior proposal and has not resulted in a breach or violation of our non-solicitation obligations under the merger agreement;

•

we have provided prior written notice to Global at least five business days in advance (the “Notice Period”) of the board’s intention to withdraw (or qualify, modify, change or amend in a manner adverse to Global) its recommendation to our stockholders to adopt the merger agreement, which notice must specify the terms and conditions of the superior proposal (including the identity of the party making such superior proposal) and include a copy of the relevant proposed transaction contracts with the party making such superior proposal;

•

during the Notice Period we have given Global the opportunity to meet with us and our representatives and, at Global’s request, have negotiated in good faith regarding the terms of possible revisions to the merger agreement; and

•

Global shall not within the Notice Period have made an offer that our board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel and receipt of a supporting written opinion from such financial advisor or outside legal counsel) to be at least as favorable to our stockholders as the applicable superior proposal.

In the event of any material revisions to any applicable superior proposal, we will be required to deliver a new written notice to Global and to comply with the requirements described above with respect to the new written notice.

We are not entitled to enter into any contract (other than an acceptable confidentiality agreement) with respect to a superior proposal unless the merger agreement has been or is concurrently terminated by its terms and we have paid to Global the termination fee of $9.45 million.

As long as we comply with the restrictions described above, the merger agreement does not prohibit us from (i) taking and disclosing to our stockholders a position (contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act) with respect to third-party tender offers or (ii) making any required disclosure to our stockholders if, in the good faith judgment of our board of directors, after consultation with its outside legal counsel, it is required to disclose such information in order to not breach its fiduciary duties to our stockholders under applicable law.

As described in this proxy statement, “acquisition proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, by any third party that relates, directly or indirectly, to an acquisition transaction. The term “acquisition transaction” means any transaction or series of transactions involving:

•

any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving us under which our stockholders immediately preceding such transaction would hold less than 85% of the equity or voting securities of the surviving or resulting entity of such transaction;

•

the issuance by us or any of our subsidiaries or the acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of:

•	our company representing more than 15% (by ownership or voting power) of the outstanding shares of any class of capital stock of our company, or

•	any of our subsidiaries whose assets constitute 15% or more of the assets of our company and our subsidiaries, taken as a whole;

•

any tender or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of our company representing more than 15% (by ownership or voting power) of the outstanding shares of any class of capital stock of our company;

•

any acquisition, license, lease, purchase or other disposition of assets that constitute more than 15% of the assets of our company and our subsidiaries, taken as a whole, other than the sale of equipment in the ordinary course of business or consistent with past practice; or

•	any combination of the foregoing.

As described in this proxy statement, “superior proposal” means a bona fide written acquisition proposal (except, for purposes of this definition, the references to 85% in the definition of acquisition transaction will be 10% and the references to 15% in the definition of acquisition transaction will be 90%) received by us that is not subject to any financing condition or contingency and which our board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel and receipt of a supporting written opinion of such financial advisor or outside legal counsel) taking into account, among other things, all legal, financial, regulatory, timing (including the likelihood of prompt completion) and other aspects of the acquisition proposal and the third party making the acquisition proposal and any adjustment to the terms and conditions of the merger agreement proposed by Global in response to such acquisition proposal would, if consummated in accordance with its term, be more favorable to our stockholders than the transactions contemplated by the merger agreement, including the merger (after taking into account any adjustment to the terms and conditions of the merger agreement proposed by Global in response to such acquisition proposal).

As described in this proxy statement, “third party acquisition event” means the consummation of an acquisition transaction or a series of related acquisition transactions that results in the acquisition by any third party of (i) a majority of the outstanding shares of our common stock, (ii) a majority (by number of shares or voting power) of our outstanding capital stock or (iii) a majority of the assets (including the capital stock or assets of any subsidiary) of our company and our subsidiaries, taken as a whole.

Further Action; Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we, Global and Hugo Acquisition Corp. have agreed to use our reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Without limiting the foregoing, the parties have agreed to:

•

make the applications or filings required to be made by us, Global or Hugo Acquisition Corp. under or with respect to the HSR Act or any other applicable laws in connection with the consummation of the transactions contemplated by the merger agreement;

•

comply at the earliest practicable date with any request under or with respect to the HSR Act or any other applicable laws for additional information, documents or other materials from the FTC or the DOJ or any other governmental entity in connection with the applications or filings referred to above;

•	coordinate and cooperate with each other in connection with making such applications and filings;

•	use reasonable best efforts to obtain any third party consents necessary or advisable to consummate the transactions contemplated by the merger agreement; and

•

notify each other in writing of any pending or known threatened action, suit, arbitration or other proceeding or investigation by any governmental entity or other person challenging or seeking material damages in connection with the transactions contemplated by the merger agreement or seeking to restrain or prohibit the consummation of such transactions or otherwise limit in any material respect the right of Global or Hugo Acquisition Corp. or any of their respective affiliates to own or operate all or any portion of our business or assets or the business or assets of any of our subsidiaries.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years after the effective time of the merger, Global and the surviving corporation will honor and fulfill, and the surviving corporation will assume in all respects, our obligations and the obligations of our subsidiaries to the fullest extent permissible by us or such subsidiaries under applicable provisions of the Delaware General Corporation Law under our organizational documents and the organizational documents of our subsidiaries as in effect on the date of the merger agreement and under any indemnification or similar agreement in effect on such date between us or any of our subsidiaries and the current and former directors, officers and other employees of our company or any of our subsidiaries arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the effective time of the merger and including in connection with the approval of the merger agreement and the merger. In addition, for a period of six years after the effective time, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors, officers and employees of our company or any of our subsidiaries for periods prior to and including the effective time than are currently set forth in our amended and restated certificate of incorporation and bylaws. The indemnification agreements with the directors, officers and employees of our company and our subsidiaries in existence on the date of the merger agreement will continue in full force and effect following the merger.

The merger agreement requires the surviving corporation to maintain and extend all existing directors’ and officers’ liability insurance (or substantially equivalent policies) for a period of not less than six years after the effective time of the merger with respect to claims arising from actions, omissions, facts or events that actually or allegedly occurred on or before the effective time. However, neither Global nor the surviving corporation will be required to pay on an annual basis any amount in excess of 150% of the annual cost of our current directors’ and officers’ liability insurance to maintain or replace such policy. If the cost of maintaining or replacing the policy exceeds such amount, Global and the surviving corporation are required to provide such coverage as may be obtained for such amount.

Public Announcements

We and Global have agreed to obtain the prior written consent of the other party prior to making any public release or announcement with respect to the merger or the merger agreement, except for such releases or announcements which may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject.

Global Financing

The financing of the merger will consist of debt financing to be provided or placed by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (together, “JPMorgan”) and other available financing sources. Global and Hugo Acquisition Corp. have agreed to use reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary or advisable to obtain the financing under the financing commitment from JPMorgan.

We have agreed to provide, and to use our reasonable best efforts to cause our representatives to provide, such reasonable cooperation in connection with the arrangement of the financing as may be reasonably requested by Global and Hugo Acquisition Corp. including:

•	participation in meetings, drafting sessions, presentations, road shows and due diligence;

•

using reasonable best efforts to furnish Global and Hugo Acquisition Corp. and the financing sources with financial and other pertinent information regarding us as may be reasonably requested to consummate the financing, including, without limitation, the Required Financial Statements;

•	assisting Global and Hugo Acquisition Corp. in the preparation of offering documents and other informational and marketing materials and materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of Global and Hugo Acquisition Corp. and the financing sources;

•	reasonably facilitating the pledging of collateral and the execution and delivery of definitive financing documents and customary deliverables; and

•	using reasonable best efforts to obtain accountants’ comfort letters and consent letters, legal opinions, surveys and title insurance as reasonably requested by Global and Hugo Acquisition Corp.

Employee Benefit Matters

Subject to any obligations under any plan or arrangement that has been the subject of the collective bargaining process, Global and the surviving corporation will have no obligation to continue, after the effective time of the merger, any plan or arrangement in effect before the effective time for current or former employees, officers or directors of our company or any of our subsidiaries and will have the discretion to continue or terminate any of such programs or to merge any of them into plans or arrangements in effect for other employees of Global or the surviving corporation. To the extent legally permitted, our employees and those of any of our subsidiaries will receive credit for purposes of eligibility to participate in vesting under any employee pension benefit plan, program or arrangement established or maintained by the surviving corporation or any of its subsidiaries and for purpose of eligibility in determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by the surviving corporation for service accrued or deemed accrued with us or any of our subsidiaries prior to the effective time of the merger, except that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

If during the annual period of coverage in which the closing of the merger falls, the surviving corporation terminates any “group health plan,” within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more of our employees or the employees of one of our subsidiaries participated immediately prior to such closing, the surviving corporation is required to cause any successor group health plan to apply any waiting or pre-existing condition limitations only to the extent its duration is not in excess of the corresponding waiting or pre-existing condition limitations applied under such predecessor plan and to give credit for any such employee’s participation in the predecessor plan prior to the closing for covered expenses paid by each such employee under a predecessor plan during such annual period of coverage towards satisfaction of any annual deductible limitation, co-payment and/or out-of-pocket maximum applied under such successor group health plan.

The merger agreement provides that unless Global directs us otherwise we will terminate any benefit plan we maintain under Section 401(k) of the Internal Revenue Code.

Amendment and Waiver

The merger agreement may be amended at any time by the parties before or after approval by our stockholders. However, after approval of the merger agreement by our stockholders, no amendment can be made without first obtaining the approval of our stockholders if the amendment is otherwise required by law to be approved by our stockholders.

Prior to the effective time of the merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained for the benefit of such party.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms. The parties will be entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Chancery Court”, if the proposed merger is completed, but only if they comply with the procedures under the Delaware General Corporation Law explained below. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C to this proxy statement.

Section 262 of the Delaware General Corporation Law requires that stockholders on the record date for the special meeting be notified not less than 20 days before the special meeting that appraisal rights will be available. A copy of Section 262 of the Delaware General Corporation Law must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the proposed merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the Delaware General Corporation Law contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the Delaware General Corporation Law will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date of such demand;

•	deliver to us a written demand for appraisal of your shares of our common stock prior to the vote on adoption of the merger agreement;

•	not vote or otherwise submit a proxy in favor of the merger agreement; and

•	continuously hold your shares of our common stock through the effective date of the proposed merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporate Law. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the proposed merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Secretary of World at 101 World Drive, Peachtree City, Georgia 30269 prior to the vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section.

Within 10 days after the effective date of the proposed merger, the surviving corporation in the proposed merger must give written notice of the date the proposed merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the proposed merger, either the surviving corporation in the proposed merger or any holder who has complied with the requirements of Section 262 of the Delaware General Corporation Law and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither World nor the other parties to the merger agreement have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the proposed merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the proposed merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the proposed merger a statement setting forth the aggregate number of shares not voted in favor of the proposed merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within 10 days after a written request for the statement has been received by the surviving corporation in the proposed merger.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the proposed merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those holders who have complied with Section 262 of the Delaware General Corporation Law and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the proposed merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of our common stock as determined under Section 262 of the Delaware General Corporation Law could be more, the same, or less than the amount that you are entitled to receive under the terms of the merger agreement. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the effective date of the merger which throw any light on future prospects of the merged company. Section 262 of the Delaware General Corporation Law provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the General Corporation Law of the State of Delaware to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees expenses; provided, however, that upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the proposed merger, all holders’ rights to appraisal shall cease, and all holders will become entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. If the holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger within 60 days after the effective date of the proposed merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the proposed merger may only be made with the written approval of the surviving corporation in the proposed merger. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262 of the Delaware General Corporation Law, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by each director, each executive officer and all directors and executive officers as a group, all as of April 30, 2007, and by beneficial owners of more than 5% of our common stock as of the dates indicated in the footnotes. The percentage of common stock beneficially owned is based on 22,551,217 outstanding shares of common stock at April 30, 2007. The address for each of the directors and executive officers is: c/o World Air Holdings, Inc., 101 World Drive, Peachtree City, Georgia 30269.

Name of Beneficial Owner	Capacity	Shares Beneficially Owned (1)		Percent of Class Owned (1)
General Ronald R. Fogleman	Chairman of the Board of Directors	77,653	(2)	*
Daniel J. Altobello	Director	116,880	(3)	*
A. Scott Andrews	Director	61,175	(4)	*
Joel H. Cowan	Director	87,170	(5)	*
Madeline E. Hamill	Director	10,025	(6)	*
Russell L. Ray, Jr.	Director	182,963	(7)	*
Peter M. Sontag	Director	57,135	(8)	*
Randy J. Martinez	Chief Executive Officer and Director	345,752	(9)	*
Jeffrey L. MacKinney	President and Director	204,500	(10)	*
Michael W. Towe.	Chief Financial Officer	38,000	(11)	*
Jeffery W. Wehrenberg	Chief Operating Officer—North American	10,000	(12)	*
Robert R. Binns	Chief Marketing Officer	88,000	(13)	*
Charles H.J. Addison	Chief Information Officer	61,012	(14)	*
Charles P. McDonald	Chief Operating Officer—World Airways, Inc.	82,500	(15)	*
Mark M. McMillin	General Counsel and Corporate Secretary	26,000	(16)	*

Clinton Group, Inc. 9 West 57th Street, 26th Floor New York, NY 10019		1,353,065	(17)	6.0%

Nicholas Applegate Capital Management LLC 600 West Broadway, 29th Floor San Diego, CA 92101		1,224,891	(18)	5.2%

Directors and Executive Officers as a Group (15 persons)		1,448,765	(19)	6.4%

*	Individual is the beneficial owner of less than one percent (1%) of our outstanding common stock.

(1)	In setting forth this information, we relied on our stock transfer records and other information provided by the persons listed in the table. Beneficial ownership is reported in accordance with SEC regulations and therefore includes shares of our common stock that may be acquired within 60 days after April 30, 2007, upon the exercise of outstanding stock options and warrants. Shares of our common stock issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of our common stock owned by the beneficial owner listed in the table, but are not deemed outstanding for purposes of computing the percentage of our outstanding common stock owned by any other stockholder. Except as otherwise stated below, all shares are owned directly and of record, and each named person has sole voting and investment power with regard to the shares shown as owned by such person. For each stockholder, “Percent of Class Owned” is based on the 22,551,217 shares of our common stock issued and outstanding on April 30, 2007 plus any shares that may be acquired by the stockholder as a result of the exercise of existing options and warrants within sixty (60) days after April 30, 2007.

(2)	Consists of (i) 25,000 shares of our common stock issuable to General Fogleman upon the exercise of options granted, (ii) 15,100 shares of our common stock that he owns directly and (iii) 37,553 shares of our common stock that he owns indirectly.

(3)	Consists of (i) 25,000 shares of our common stock issuable to Mr. Altobello upon the exercise of options granted, (ii) 13,100 shares of our common stock that he owns directly and (iii) 78,780 shares of our common stock that he owns indirectly.

(4)	Consists of (i) 10,000 shares of our common stock issuable to Mr. Andrews upon the exercise of options granted, and (ii) 51,175 shares of our common stock that he owns directly.

(5)	Consists of (i) 30,000 shares of our common stock issuable to Mr. Cowan upon the exercise of options granted, (ii) 3,100 shares of our common stock that he owns directly and (iii) 54,070 shares of our common stock that he owns indirectly.

(6)	Consists of (i) 6,925 shares of our common stock issuable to Ms. Hamill upon the exercise of options granted and (ii) 3,100 shares of our common stock that she owns directly.

(7)	Consists of (i) 20,000 shares of our common stock issuable to Mr. Ray upon the exercise of options granted, (ii) 157,070 shares of our common stock that he owns directly, and (iii) 5,893 shares of our common stock owned in a rollover IRA account.

(8)	Consists of (i) 20,000 shares of our common stock issuable to Mr. Sontag upon the exercise of options granted, and (ii) 37,135 shares of our common stock that he owns directly.

(9)	Consists of (i) 268,000 shares of our common stock issuable to Mr. Martinez upon the exercise of options granted, and (ii) 77,752 shares of our common stock that he owns directly.

(10)	Consists of (i) 190,000 shares of our common stock issuable to Mr. MacKinney upon the exercise of options granted, and (ii) 14,500 shares of our common stock that he owns directly.

(11)	Consists of 38,000 shares of our common stock that Mr. Towe owns directly.

(12)	Consists of 10,000 shares of our common stock that Mr. Wehrenberg owns directly.

(13)	Consists of (i) 80,000 shares of our common stock issuable to Mr. Binns upon the exercise of options granted, and (ii) 8,000 shares of our common stock that he owns directly.

(14)	Consists of (i) 55,800 shares of our common stock issuable to Mr. Addison upon the exercise of options granted, (ii) 5,000 shares of our common stock that he owns directly and (iii) 212 shares of our common stock that he owns indirectly.

(15)	Consists of (i) 75,000 shares of our common stock issuable to Mr. McDonald upon the exercise of options granted and (ii) 7,500 shares of our common stock that he owns directly.

(16)	Consists of (i) 20,000 shares of our common stock issuable to Mr. McMillin upon the exercise of options granted and (ii) 6,000 shares of our common stock that he owns directly.

(17)	The number of shares of our common stock shown and the following information are based on Schedule 13D/A jointly filed with the SEC on April 25, 2007 by: (a) Clinton Group, Inc., a Delaware corporation (“CGI”); (b) Clinton Multistrategy Master Fund, Ltd., a Cayman Islands company (“CMSF”); (c) Clinton Special Opportunities Master Fund, Ltd., a Cayman Islands company (“CSO”); (d) George E. Hall; and (e) Conrad Bringsjord. By virtue of investment management agreements with each of CMSF and CSO, CGI has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the 1,324,565 shares of our common stock held by CMSF and the 28,500 shares of our common stock held by CSO. By virtue of his direct and indirect control of CGI, George E. Hall is deemed to have shared voting power and shared dispositive power with respect to all shares of our common stock as to which CGI has voting power or dispositive power. By virtue of his position as managing director and senior portfolio manager of CGI, Conrad Bringsjord is also deemed to have shared voting power and shared dispositive power with respect to all shares of our common stock as to which CGI has voting power or dispositive power. Accordingly, CGI, Mr. Hall, and Mr. Bringsjord are deemed to have shared voting and shared dispositive power with respect to an aggregate of 1,353,065 shares of our common stock.

(18)	The number of shares of our common stock shown is based on Schedule 13G/A filed with the SEC on February 14, 2006 by Nicholas-Applegate Capital Management LLC.

(19)	Consists of (i) 825,448 shares of our common stock issuable upon the exercise of options, and (ii) 623,040 shares of our common stock which the persons in the group own directly or indirectly.

PROPOSAL 2—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to approve the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient votes to adopt the merger agreement. Adoption of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adoption the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the persons named as proxies in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer have public stockholders, and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and to participate in our stockholder meetings. We intend to hold an annual stockholders meeting in 2007 only if the merger is not completed, or if we are required to do so by law.

Stockholder Proposals

If we hold a 2007 annual meeting of stockholders in accordance with our traditional schedule, which we do not currently expect to do, any stockholder proposal intended to be presented at our 2007 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must have been received no later than March 16, 2007, to be considered for inclusion in the proxy statement for the meeting.

Stockholder Nominations for Election of Directors

Under our bylaws, a stockholder is entitled to nominate individuals for election to the board of directors only if the stockholder is entitled to vote in the election of directors and provides timely notice in writing to our Secretary. To be timely, the notice must be received in our corporate headquarters no less than 90 days prior to the annual meeting. Such stockholder’s notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as they appear on our books, and (ii) the number of shares of common stock beneficially owned by such stockholder. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in the bylaws. In addition, we may require any proposed nominee to provide such information as may be reasonably required to determine the eligibility of such person to serve as a director.

Copy of Bylaw Provisions

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our proxy solicitor, Innisfree M&A Incorporated toll-free at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833).

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

between

GLOBAL AERO LOGISTICS INC.

(“Parent”)

HUGO ACQUISITION CORP.

(“Purchaser”)

and

WORLD AIR HOLDINGS, INC.

(the “Company”)

dated

April 5, 2007

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated April 5, 2007, between Global Aero Logistics Inc., a Delaware corporation (“Parent”), Hugo Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Purchaser”), and World Air Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of their respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the surviving corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of the Common Stock, $.001 par value per share, of the Company (each a “Share” or the “Shares”) not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Transactions contemplated by this Agreement are in the best interests of its stockholders, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, unanimously declared advisable this Agreement and the Transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to (i) make certain representations and warranties in connection with the Merger, (ii) make certain covenants and agreements in connection with the Merger, and (iii) prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For the purposes of this Agreement, the term:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Person that relates, directly or indirectly, to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Transactions) involving (i) any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity or voting securities of the surviving or resulting entity of such transaction, (ii) the issuance by the Company or any Company Subsidiaries, directly or indirectly, or the acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of shares of any class of capital stock or other equity securities of (A) the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company or (B) any Company Subsidiary or Subsidiaries whose assets constitute fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (iii) any tender or exchange offer that if consummated would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act) beneficially owning shares of any class of capital stock or other equity securities of the Company representing more than fifteen percent (15%) or more (by ownership or voting power) of the outstanding shares of any class of capital stock of the Company, (iv) any acquisition, license, lease, purchase or other disposition of assets that constitute more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of equipment in the ordinary course of business or consistent with past practice, or (v) any combination of the foregoing.

“business day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Company Executive Officer” means each of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Information Officer, the Chief Marketing Officer and the General Counsel of the Company and the Chief Operating Officer of each of World Airways, Inc. and North American Airlines, Inc.

“Company Material Adverse Effect” means any change, effect, event, occurrence, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination, (A) has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) prevents or materially delays the Company from performing its obligations under this Agreement in any material respect or materially delays consummating the Transactions or would reasonably be expected to have such effect; provided, however, that no Effects resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates (other than any such conditions (or changes therein) resulting from, relating to or arising out of acts of terrorism, which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of the Company Subsidiaries conducts business or in the global economy as a whole (other than any such general economic conditions (or changes therein) resulting from, relating to or arising out of acts of terrorism, which shall not be excluded and may be taken into account) to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing to the extent that such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iv) Effects primarily related to the announcement of the execution of this Agreement or the pendency of the Merger, (v) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement and (vi) any actions taken, or failure to take action, to which Parent or Purchaser has expressly consented or requested.

“Company Property” means any real property and improvements, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries.

“Company Stock Plans” mean collectively the World Air Holdings, Inc. Amended and Restated 1995 Stock Incentive Plan and the World Airways, Inc. Non-Employee’s Stock Option Plan, each as amended to date.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, natural or artificial drainage systems, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, biota, and any other environmental medium or natural resource.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any Environmental Permit, including, without limitation, (A) any and all Environmental Claims by Governmental Entities against the Company for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party against the Company seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials of the Company or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or Company Property as of the date hereof and the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the Environment, Hazardous Materials or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq.

“Environmental Permit” means any Company Permit required by or pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or terms of similar import, under any applicable Environmental Law.

“Intellectual Property” means any or all of the following: (i) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information, including databases and data collections; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) URLs and domain names; and (v) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” means any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“knowledge” or “Knowledge” will be deemed to be the actual knowledge of any executive officer of Parent or Purchaser or any Company Executive Officer, as the case may be, as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) after conducting reasonable inquiry of those other officers or employees of Parent and Purchaser or the Company and the Company Subsidiaries, as the case may be, who would reasonably be expected to have knowledge of the specific matters at issue.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned or purported to be owned by the Company or any of the Company Subsidiaries and material to the conduct of the business of the Company or the Company Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, migrating, dumping, emitting, escaping, pouring, releasing, injecting, emptying or seeping into or through the Environment.

“Required Governmental Approvals” means filings, notices, permits, authorizations, consents and approvals as may be required from, with or to (a) the FAA, (b) the DOT, (c) the FCC, (d) the DOD (including consents not to (i) terminate any DOD contracts pursuant to their terms or (ii) terminate or modify participation by the Company or the Company Subsidiaries in their existing teaming arrangements, in each case as a result of or in connection with the Transactions), (e) the DHS, (f) the TSA or (g) the ATSB.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal received by the Company after the date hereof, that is not subject to any financing condition or contingency (provided, that for the purposes of this definition, (A) the applicable percentages in clause (i) of the definition of Acquisition Transaction shall be ten percent (10%) as opposed to eighty-five percent (85%), and (B) the applicable percentages in clauses (ii), (iii) and (iv) of the definition of Acquisition Transaction shall be ninety percent (90%) as opposed to fifteen percent (15%)), which the Company Board of Directors determines in good faith, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing (including the likelihood of prompt completion) and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal would, if consummated in accordance with its terms, be more favorable to the holders of Shares (in their capacity as such) than the Transactions, including the Merger (after taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such Acquisition Proposal).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

“Third Party Acquisition Event” means the consummation of an Acquisition Transaction or series of related Acquisition Transactions; provided, that the consummation of such Acquisition Transaction or Acquisition Transactions results in the acquisition by any Third Party of (i) a majority of the outstanding Shares or (ii) a majority (by number of shares or voting power) of the outstanding capital stock of the Company or (iii) a majority of the assets (including the capital stock or assets of any Subsidiary) of the Company and the Company Subsidiaries, taken as a whole.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“ADs”	Section 4.17(a)
“After Consultation”	Section 6.2(b)
“Agreement”	Introduction
“AIP”	Section 4.11(l)
“Alternative Financing”	Section 7.12(a)
“Applicable Period of Coverage”	Section 7.10(a)
“Appraisal Rights”	Section 3.3(a)
“ATSB”	Section 4.17(a)
“Balance Sheet Date”	Section 4.8(a)
“Bank Facility”	Section 4.14
“Benefit Plans”	Section 4.11(a)
“Certificate of Merger”	Section 2.2
“Certificate” or “Certificates”	Section 3.2(b)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Code”	Section 3.2(g)

“Common Stock”	Section 4.2(a)
“Company”	Introduction
“Company Aircraft”	Section 4.24(a)
“Company Board of Directors”	Recitals
“Company Change in Recommendation”	Section 6.3(c)
“Company Collective Bargaining Agreement”	Section 4.16(a)
“Company Disclosure Schedule”	Article IV
“Company Financial Advisor”	Section 4.19
“Company Material Contract”	Section 4.13(b)
“Company Options”	Section 3.4(a)
“Company Permits”	Section 4.17(b)
“Company Recommendation”	Section 6.3(b)
“Company SEC Documents”	Section 4.6(a)
“Company Stockholder Approval”	Section 4.3(b)
“Company Termination Fee”	Section 9.2(b)
“Confidentiality Agreement”	Section 6.2(b)
“Covered Persons”	Section 7.5(a)
“D&O Insurance”	Section 7.5(d)
“DGCL”	Recitals
“DHS”	Section 4.17(a)
“DOD”	Section 4.17(a)
“Dissenting Shares”	Section 3.3(a)
“DOT”	Section 4.17(a)
“Effective Time”	Section 2.2
“Equity Interests”	Section 4.2(a)
“Exchange Act”	Section 4.5
“Expense Reimbursement”	Section 9.2(d)
“FAA”	Section 4.17(a)
“FARs”	Section 4.17(a)
“FCC”	Section 4.17(a)
“Financial Statements”	Section 4.6(a)
“Financing”	Section 5.7
“Financing Commitment”	Section 5.7
“Future Company SEC Documents”	Section 4.6(c)
“401(k) Plan”	Section 7.11
“GAAP”	Section 4.6(a)
“Governmental Entity”	Section 4.5
“HSR Act”	Section 4.5
“Indemnification Agreements”	Section 7.5(a)
“JPMorgan”	Section 5.7
“Laws”	Section 4.17(a)
“Merger”	Recitals
“Merger Consideration”	Section 3.1(c)
“Multiemployer Plan”	4.11(c)
“Notice of Recommendation Change”	Section 6.3(d)
“Option Consideration”	Section 3.4(a)
“Parent”	Introduction
“Parent Assignee”	Section 10.11
“Paying Agent”	Section 3.2(a)
“Pension Plan”	Section 4.11(d)
“Permitted Liens”	Section 4.14
“Preferred Stock”	Section 4.2(a)

“Primary Executives”	Section 4.11(h)
“Proxy Statement”	Section 4.18
“Purchaser”	Introduction
“Purchaser Common Stock”	Section 3.1
“Representatives”	Section 6.2(a)
“Required Financial Statements”	Section 7.13(b)
“Restricted Stock”	Section 3.4(b)
“Retention Program”	Section 4.11(k)
“Sarbanes-Oxley Act”	Section 4.6(a)
“SEC”	Section 4.1(a)
“Securities Act”	Section 4.6(a)
“Severance Policy”	Section 4.11(k)
“Share” or “Shares”	Recitals
“Significant Subsidiary” or “Significant Subsidiaries”	Section 4.1(b)
“Special Meeting”	Section 6.3(a)
“Specified Person”	Section 9.2(b)
“Surviving Corporation”	Section 2.1(a)
“Third Party”	Section 6.2(a)
“Transactions”	Recitals
“TSA”	Section 4.17(a)
“Voting Debt”	Section 4.2(a)
“Warrant” or “Warrants”	Section 3.5
“Warrant Consideration”	Section 3.5

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 (or the Closing may take place at such other place or at such other date as Parent and the Company may mutually agree in writing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VIII, the parties will not be required to effect the Closing until the earlier to occur of (a) a date specified by Parent on at least five (5) Business Days’ notice to the Company, and (b) the sixtieth (60th) day after delivery of the Required Financial Statements that satisfy the condition specified in Section 8.2(a) if a business day, or if not a business day, then on the next succeeding business day. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing an appropriate certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties, being the “Effective Time”) and the parties shall make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as the certificate of incorporation of Purchaser read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “World Air Holdings, Inc.” and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Purchaser’s name shall be replaced by references to “World Air Holdings, Inc.”.

Section 2.5 Directors and Officers of Surviving Corporation. The directors of Purchaser and the officers of the Company (other than those who Purchaser determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

Section 2.6 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

(a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Purchaser or any of their respective subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted into the right to receive an amount (subject to any applicable withholding Tax specified in Section 3.2(g)) equal to $12.50 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest thereon.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

Section 3.2 Exchange of Certificates; Payment of Option Consideration and Warrant Consideration.

(a) Paying Agent. Purchaser shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration, Option Consideration and Warrant Consideration. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares, Company Options and Warrants. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares, Company Options or Warrants.

(b) Exchange Procedures for Shares. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (each a “Certificate” and collectively the “Certificates”) and whose Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 3.2, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Payment to Holders of Company Options. On or prior to the business day immediately preceding the Closing Date, the Company shall deliver a statement to Purchaser that sets forth the name of, and payment instructions for, each holder of outstanding Company Options entitled to payment therefor pursuant to Section 3.4(a), and promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay each such holder of Company Options the amount such holder is entitled to receive pursuant to Section 3.4(a).

(e) Payment to Holders of Warrants. On or prior to the business day immediately preceding the Closing Date, the Company shall deliver a statement to Purchaser that sets forth the name of, and payment instructions for, each holder of outstanding Warrants that has exercised any such Warrant and executed a Warrant Supplement in accordance with the terms of such Warrant and thereby become entitled to payment therefor pursuant to Section 3.5, and promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to pay each such holder of exercised Warrants the amount such holder is entitled to receive pursuant to Section 3.5.

(f) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration, Option Consideration and Warrant Consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options and Warrants such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options or Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

(h) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof; provided, however , that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however , that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration.

(b) The Company shall serve prompt notice to Purchaser of any demands received by the Company for dissenter’s rights of any Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.4 Treatment of Options and Restricted Stock.

(a) The Company shall take all actions (including obtaining any required consents) necessary to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Plans (each a “Company Option” and collectively the “Company Options”), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time each Company Option that is outstanding immediately prior to the Effective Time shall be deemed exercised and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Company Option was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Company Option (the “Option Consideration”) after which it shall be cancelled and extinguished.

(b) The Company shall take all actions necessary to provide that, immediately prior to the Effective Time, each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans (“Restricted Stock”) shall become fully vested and subject to the provisions of this Agreement related to issued and outstanding Shares.

(c) All amounts payable pursuant to this Section 3.4 (including with respect to Restricted Stock) shall be subject to any required withholdings of taxes and shall be paid without interest.

Section 3.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Shares (each a “Warrant” and collectively the “Warrants”) that is issued and outstanding immediately prior to the Effective Time and not terminated pursuant to its terms shall be assumed by Parent and converted into the right to receive cash equal to the product obtained by multiplying (x) the aggregate number of Shares for which such Warrant was exercisable immediately prior to the Effective Time and (y) the excess, if any, of the Merger Consideration less the per Share exercise price of such Warrant (the “Warrant Consideration”). The Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Warrants necessary to effect such assumption pursuant to the terms of the applicable Warrant. The Company shall prepare and use reasonable best efforts to obtain the agreement of each holder of Warrants that such holder conditionally exercises such Warrant contingent upon the consummation of the Merger, such that each such holder shall have the right to vote the Shares for which such Warrant has been conditionally exercised at the meeting of the Company’s stockholders to be held for the Company Stockholder Approval and that, if the Merger is not consummated, such Warrant shall be deemed to have never been exercised. Any payments made pursuant to this Section 3.5 shall be net of all applicable withholding taxes that Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold from the Warrant Consideration under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Warrants in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made. The fact that any item of information is disclosed on the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing would not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Purchaser prior to the execution of this Agreement true and complete copies of any amendments to its certificate of incorporation or bylaws not filed as of the date hereof with the Securities and Exchange Commission (the “SEC”). The Company is in compliance with the terms of its certificate of incorporation or bylaws.

(b) Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, includes all the Company Subsidiaries that, as of the date of this Agreement, are “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC). All outstanding shares of capital stock of, or other Equity Interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens and such Liens as would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Company and the Company Subsidiaries as a whole.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”). As of the close of business on April 4, 2007, (A) 22,551,217 shares of Common Stock (excluding treasury shares) were issued and outstanding, (B) no shares of Preferred Stock were issued and outstanding, (C) no shares of Common Stock were issued and held in the treasury of the

Company or otherwise owned by the Company, (D) 1,960,589 shares of Common Stock were issuable (and such number was reserved for issuance) upon exercise of Warrants, (E) 4,974,351 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans of which 1,630,700 shares of Common Stock were subject to outstanding Company Options and Restricted Stock and (G) 1,960,589 shares of Common Stock were subject to outstanding Warrants. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options and Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to Company Options described in the first sentence of Section 4.2(b) and Warrants described in Section 4.2(c), since March 30, 2007, the Company has not issued any shares of Common Stock or designated or issued any shares of Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Options described in the first sentence of Section 4.2(b) and the Warrants described in Section 4.2(c), there are no outstanding or authorized (x) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan or other similar rights that are linked to the value of the Common Stock of the Company or that are otherwise related to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or voting interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity or voting interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.

(b) As of the close of business on April 4,2007, the Company had outstanding Company Options to purchase 1,435,400 shares of Common Stock and 195,300 shares of Restricted Stock granted under Company Stock Plans. All of such Company Options and Restricted Stock have been granted to employees and directors of the Company and the Company Subsidiaries in the ordinary course of business pursuant to the Company Stock Plans in each case in accordance with their terms. Section 4.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and shares of Restricted Stock as of the close of business on April 4, 2007 and (i) the date of their grant and the portion of which that is vested as of the close of business on April 4, 2007 and if applicable, the exercise price therefor, and (ii) the date upon which each Company Option would normally be expected to expire absent termination of employment or other acceleration. No Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c) As of the close of business on April 4, 2007, the Company had outstanding Warrants to purchase 1,153,973 shares of Common Stock at an exercise price of $0.86 per share and Warrants to purchase 806,616 shares of Common Stock at an exercise price of $3.52 per share. Section 4.2(c) of the Company Disclosure Schedule sets forth a listing of all outstanding Warrants as of the close of business on April 4, 2007, their date of grant, their expiration date and the exercise price therefore.

(d) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other equity interest of the Company or any of the Company Subsidiaries. Except as provided in the Warrants described in Section 4.2(c), neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 4.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Company Stockholder Approval described in Section 4.3(b), and the filing of the Certificate of Merger as required under the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The only consent or vote of holders of any class or series of capital stock of the Company necessary under the DGCL to adopt this Agreement is the affirmative vote at a stockholders meeting of the holders of a majority of the Shares entitled to vote thereon (the “Company Stockholder Approval”). The written consent or affirmative vote of the holders of Shares, or any of them, is not necessary to consummate any Transaction other than the Merger.

Section 4.4 Board Approvals. The Company Board of Directors, has by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement, the Merger and other Transactions are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions, (iii) approved this Agreement and the Transactions (including the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under, the provision of Section 203 of the DGCL; and (iv) recommended that the stockholders of the Company adopt this Agreement. No further corporate action is required by the Company Board of Directors, pursuant to the DGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, including Merger, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and the filing of appropriate documents with the relevant authorities of other states in which the Company or any of the Company Subsidiaries is qualified to do business, (C) filings, notices, permits, authorizations, consents and approvals as may be required under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (2) the Required Governmental Approvals, and (D) filings required under the Exchange Act of 1934, as amended (the “Exchange Act”)), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract,

(iv) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets or (v) result in the creation of any Lien; except in the case of clauses (ii) or (iv) where any such conflict or failure to make such filings or to obtain such permits, authorizations, consents or approvals have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions on a timely basis.

Section 4.6 Company SEC Documents and Financial Statements.

(a) Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2005, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as amended since the time of their filing but prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective filing dates (or as of the date of filing an amendment thereto, to the extent any filing was amended) the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder (except as set forth and described in Section 4.6(a) of the Company Disclosure Schedule, certain forms, reports, schedules, statements or other documents that were not filed in a timely manner). No Company Subsidiary is currently required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC, nor has any Company Subsidiary been subject to any such reporting requirements since January 1, 2004. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries, in each case, as of the times and for the periods referred to therein.

(b) Without limiting the generality of Section 4.6(a), (i) KPMG LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and to the Company’s knowledge there is no reason to believe that any such executive officer will not be able to give such certifications, without qualification, when next due, (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document and (iv) there are not any pending, open or unresolved investigations by, or on behalf of, the Company Board of Directors (or any committee thereof) or any Governmental Entity relating to any possible (A) accounting irregularities, inaccuracies or restatements, (B) violations of Federal or state securities Laws or (C) violations of any other Laws (including state corporate Laws), in each case including any “backdating” of Company Options.

(c) As of their respective filing dates, Future Company SEC Documents (i) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) comply in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, except that certain of the Future Company SEC Documents may not be timely filed. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Future Company SEC Documents, (A) will be prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) will fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries, in each case as of the times and for the periods referred to therein. “Future Company SEC Documents” means all forms, reports, schedules, statements and other documents filed with or furnished to the SEC after the date of this Agreement.

Section 4.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Neither the Company’s auditor, nor its chief executive officer or chief financial officer has failed in any respect to make, without qualification, the certifications and attestations required under Section 404 of the Sarbanes-Oxley Act and to the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give such certifications and attestations when next due. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and included summaries of such disclosures in Section 4.7 of the Company Disclosure Schedule) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any of the Company Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of the Company Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current Company Board of Directors or any committee thereof or to any current director or executive officer of the Company.

(c) To the Company’s knowledge, no employee of the Company or any of the Company Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of the Company Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(d) The Company is and has been since January 1, 2004 in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it.

Section 4.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since September 30, 2006 (the “Balance Sheet Date”), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice.

(b) Since the Balance Sheet Date, no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any Company Subsidiary has taken any action that would be prohibited under Section 6.1 of this Agreement.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since June 30, 2006 in the ordinary course of business, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Material Contract other than liabilities or obligations due to material breaches thereunder which have been disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which are required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

Section 4.10 Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, as of the date hereof, there is no material claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity (collectively, a “Legal Proceeding”), pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary or to the Company’s knowledge, any executive officer or director of the Company or any Company Subsidiary (in their capacity as such). None of the Company or any Company Subsidiary nor any of their respective properties is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or any of the other Transactions.

Section 4.11 Employee Benefit Plans; ERISA.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material employee benefit plans, programs, agreements or arrangements, including employment, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors or officers of the Company or any Company Subsidiary and/or their dependents (collectively, the “Benefit Plans”). For purposes of this Agreement, the term “plan,” when used with respect to foreign plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b) All Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a) or have been established under one or more prototype plans or arrangements for which the IRS has issued to the prototype sponsor favorable determination letter(s) having similar effect and upon which the Company may rely and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, a material liability to the Company: (i) each Benefit Plan and any related trust subject to ERISA complies in all material respects with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (v) no litigation has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan; and (vii) to the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate (i) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) (a “Multiemployer Plan”); (ii) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable Law) or (iii) has not at any time incurred, and would not be likely to incur, any “withdrawal liability” (within the meaning of ERISA Section 4201) as the result of a “complete withdrawal” or “partial withdrawal” (as defined in ERISA Section 4203 and 4205, respectively) from any multiemployer plan with respect to which the Company or any ERISA Affiliate has or had an obligation to contribute. Section 4.11(c)(iv) of the Company Disclosure Schedule sets forth the funded status of each Multiemployer Plan based upon information most recently provided to the Company by such plan and the number of employees covered by such plan as of a recent date.

(d) Except for Multiemployer Plans disclosed in Section 4.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any defined benefit plan (as defined in ERISA Section 3(35)), whether or not subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code (a “Pension Plan”). In the case of any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, that is not a Multiemployer Plan and that is maintained or sponsored by the Company or an ERISA Affiliate or as to which the Company or any ERISA Affiliate has any obligation to contribute or liability: (i) such Pension Plan has not been completely or partially terminated or been the subject of a material “reportable event” within the meaning of Section 4043 of ERISA; (ii) no proceeding by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate such Pension Plan is pending or to the knowledge of the Company threatened; (iii) all minimum funding contributions (including required quarterly installments) required under Section 412 of the Code and Section 302(c) of ERISA for all plan years have been paid when due, and there is no waiver of the minimum funding standards in effect; (iv) no liens have been imposed under Section 412(n) of the Code or Section 302(f) of ERISA; (v) neither the Company nor any of its employees or officers have incurred any liability to the PBGC or otherwise under Title IV of ERISA or the Code; and (vi) Section 4.11(d) of the Company Disclosure Schedule sets forth the funded status thereof based on the most recent actuarial valuation. In the case of any Pension Plan that provides payments or benefits primarily to employees outside of the United States and that is a maintained or sponsored by the Company or an ERISA Affiliate or as to which the Company or any ERISA Affiliate has any obligation to contribute or has any liability, other than any governmental plan, scheme or arrangement to which the Company or any ERISA Affiliate is liable only for contributions with respect to its employees, Section 4.11(d) of the Company Disclosure Schedule sets forth the funded status thereof based on the most recent actuarial valuation.

(e) Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, any penalties or a material liability to the Company, all reports, returns and similar documents with respect to all Benefit Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed.

(f) Section 4.11(f) of the Company Disclosure Schedule discloses each Benefit Plan that is an employee welfare benefit plan which is (i) unfunded or self-insured or (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism. Except as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate, a material liability to the Company, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. Each of the Company and the Company Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and any similar state statute with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(g) Except as may be required by applicable Law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Benefit Plans, or to amend or modify any existing Benefit Plan in such a manner as to materially increase the cost of such Benefit Plan to the Company or any Company Subsidiary.

(h) Section 4.11(h) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee of the Company or the Company Subsidiaries under any Benefit Plan because of this Agreement (or the consummation of the Transactions); (ii) any increase in any material respect of any benefit otherwise payable under any Benefit Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former employee of the Company or the Company Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions would fail to be deductible under Section 162(m) of the Code. Except with respect to the individuals set forth in Section 4.11(h) of the Company Disclosure Schedule (the “Primary Executives”), neither this Agreement (or the consummation of the Transactions), alone or together with any other event, nor any other agreement, plan, arrangement or other contract between the Company or any Company Subsidiary and an employee or other service provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. Section 4.11(h) of the Company Disclosure Schedule sets forth the “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each Primary Executive, calculated as of the date of this Agreement.

(i) Correct and complete copies have been delivered or made available to Parent by the Company of all material Benefit Plans (including all amendments and attachments thereto); written summaries of any material Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the most recent annual information filings (Form 5500) and related schedules and annual financial reports for those Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); all material written agreements and contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts; and the most recent summary plan descriptions for the Benefit Plans (where required) and in respect of Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (where required, including draft valuations).

(j) Neither the Company nor any Company Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions, except as contemplated by this Agreement or the Transactions.

(k) To the knowledge of the Company, no payment pursuant to any Benefit Plans or other arrangement between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder), including, without limitation, the grant, vesting or exercise of any stock option, would subject any Person to a tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger, any other Transactions or otherwise.

(l) The Company has provided Parent and Purchaser with a list of individuals who have been granted awards, or to whom the Company intends to grant awards, under the Company Key Employee Retention Program, substantially in the form provided to Parent and Purchaser on or prior to the date hereof (the “Retention Program”). The maximum dollar amount that may be awarded under the Retention Program in the aggregate is $2,000,000. No employee covered by an employment agreement or a Company Collective Bargaining Agreement will be eligible for severance payments or benefits under the Company Corporate/Administrative Employees’ Severance Policy, substantially in the form provided to Parent and Purchaser on or prior to the date hereof (the “Severance Policy”). Nothing in the Severance Policy would require Parent or its subsidiaries to continue the Severance Policy after June 30, 2008. The Company has provided Parent and Purchaser with the definitions of “good reason” and “cause” that will apply under the Retention Program and the Severance Policy. Set forth in Section 4.11(l)(iii) of the Company Disclosure Schedule are the threshold, target and maximum amounts payable, in the aggregate and per individual, under each of the World Air Holdings, Inc. Annual Incentive Plan, the North American Airlines Annual Incentive Plan and the World Airways, Inc. Annual Incentive Plan (collectively, the “AIP”). Payments under the AIP are not required to be paid out, pro rata or otherwise, as a result of the Merger or the other Transactions (alone or in combination with any other event). Nothing in the AIP will prevent Parent or Purchaser from modifying Company performance targets under the AIP in a manner Parent or Purchaser determines to be equitable to reflect the Merger and the other Transactions.

Section 4.12 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by them. All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any of the Company and each Company Subsidiary on or before the date hereof (whether or not shown on any Tax Returns) have been paid, or both are being contested in good faith and have been reserved for in accordance with GAAP on the Financial Statements. None of the Company or any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return.

(b) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability set forth on the face of the balance sheets contained in such Financial Statements. Since the date of the most recent Financial Statements, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past practice.

(c) No deficiencies for material Taxes with respect to any of the Company and the Company Subsidiaries have been claimed or proposed in writing or assessed by any Tax authority. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, there are no pending or threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Company or any of the Company Subsidiaries, and there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Company or any Company Subsidiaries. The Company has delivered or made available to Parent complete and accurate copies of all income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries and their predecessors for the years ended December 31, 2004 and December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since January 1, 2004, with respect to Taxes of any type. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of material Taxes, agreed to any extension of time with respect to a material Tax assessment or deficiency, or made a request in writing for any such extension or waiver.

(d) There are no Liens for Taxes upon the assets of any of the Company and the Company Subsidiaries (other than with respect to Liens for Taxes (i) not yet due and payable or (ii) being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Financial Statements).

(e) None of the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any other Person (other than the Company and any of the Company Subsidiaries) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise. None of the Company or any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, there are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries (except for the allocation of Taxes set forth in leases, contracts and commercial agreements entered into in the ordinary course of business), and, after the Closing Date, none of the Company nor any of the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(i) Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies.

(j) Neither the Company nor any of the Company Subsidiaries (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code for any period after the Closing Date by reason of a change in accounting method or otherwise; or (ii) is a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(k) None of the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Section 6111 of the Code or Treasury Regulation Section 1.6011-4(b)(1), or analogous provisions of any state or local Tax law.

Section 4.13 Contracts.

(a) Except for this Agreement and as filed as exhibits to the Company SEC Documents filed prior to the date hereof or listed in Section 4.13(a) of the Company Disclosure Schedule, there is no agreement to which the Company or a Company Subsidiary is a party (i) under which any of the benefits to any party will be increased, or the vesting of the benefits to any party will be accelerated, by the occurrence of any of the Transactions, (ii) which, as of the date hereof, (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (B) would prohibit or materially delay the consummation of the Merger or any of the other Transactions or (iii) except as listed in Section 4.13(a) of the Company Disclosure Schedule, is a contract of the following type:

(A) an aircraft or airport lease or a lease of real property, including any such lease (1) containing any “change of control” or similar provision in the event of, or with respect to, consummation of the Merger or the other Transactions or the execution, delivery or effectiveness of this Agreement or (2) prohibiting or imposing any restrictions on assignment of all or any portion of such lease;

(B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than pursuant to purchase orders made in the ordinary course of business consistent with past practice) with an expected cumulative nondiscounted cash impact on the Company of $5,000,000 or more;

(C) any capacity purchase, alliance or similar agreement with another airline or other entity relating to the flying and operation of the Company’s Aircraft for the benefit of such other airline or entity that will not be terminated on or prior to the Effective Time;

(D) any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company, including any agreement that (i) grants any severance or termination pay to any director, officer or employee of the Company, (ii) increases compensation, bonus or other benefits payable under any employment, severance or retirement or termination pay policies of the Company or (iii) establishes any new Benefit Plan or modifies any existing Benefit Plan;

(E) an agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to compete with any Person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(F) an agreement to which the Company or any of the Company Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of the Company Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or the Surviving Corporation in any way, with respect to the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any of the Company Subsidiaries to refrain from granting license or franchise rights to any other Person;

(G) an agreement under which the Company or any of the Company Subsidiaries has incurred any indebtedness, other than such agreements of the Company or any of the Company Subsidiaries pursuant to which the aggregate principal amount of indebtedness incurred for all such agreements is less than $100,000;

(H) an agreement to which the Company or any of the Company Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or material alliance or similar arrangement;

(I) an agreement to which the Company or any of the Company Subsidiaries is a party with any Governmental Entity; or

(J) any other agreement that is material to the business of the Company and the Company Subsidiaries.

(b) Each agreement of the type described above in Section 4.13(a), and each Company Collective Bargaining Agreement is referred to herein as a “Company Material Contract”. Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and the Company and each Company Subsidiary has performed in all material respects all obligations required to be performed by it under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except as would not or would not reasonably be expected to (1) prevent or materially delay the consummation of the Merger or any of the other Transactions or (2) result in, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract except for violations or defaults that would not or would not reasonably be expected to (1) prevent or materially delay consummation of the Merger or (2) result in, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts required to be disclosed in Section 4.13(a) of the Company Disclosure Schedule which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts required to be disclosed in Section 4.13(a) of the Company Disclosure Schedule or filed as exhibits to the Company SEC Documents are true and complete copies of such contracts.

Section 4.14 Title to Properties; Encumbrances. The Company and each of the Company Subsidiaries has good title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets except where the failure to have such good title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in a consolidated balance sheet (or the notes thereto) as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits, restrictions under any Environmental Permit and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) Liens securing the Credit Agreement dated as of March 30, 2006, among World Airways, Inc. and North American Airlines, Inc., as borrowers, the Company and World Airways Parts Company, LLC, as guarantors, and Wachovia Bank, National Association, as agent and lender (the “Bank Facility”), and (e) Liens which would not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the foregoing Liens (a)-(d), “Permitted Liens”). The Company and each of the Company Subsidiaries, as applicable, is the lessee and is in compliance with the terms of all leases to which they are a party in respect of all tangible properties reflected in the Financial Statements or that are material to the business on a consolidated basis, except for such noncompliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

Section 4.15 Intellectual Property.

(a) The Company and the Company Subsidiaries own or otherwise have all Intellectual Property Rights needed to conduct the business of the Company and the Company Subsidiaries as conducted prior to the Closing Date.

(b) None of the Company or any of the Company Subsidiaries or any of its or their current products or services or other operation of the Company’s or the Company’s Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party. No Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

(c) No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against Company or the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received any notice or other communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary.

Section 4.16 Labor Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a complete and accurate list of each collective bargaining or other labor union or foreign work council contract (including amendments thereto) applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (each a “Company Collective Bargaining Agreement”). The Company has made available to Parent a true and complete copy of each such Company Collective Bargaining Agreement. Except as set forth in Section 4.16(a) of the Company Disclosure Schedule, (i) no Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries or will be subject to negotiation prior to the Effective Time, (ii) there is no strike, labor dispute, slowdown, lockout or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened with respect to any employee of the Company or any Company Subsidiary, (iii) to the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries, (iv) no labor union, labor organization or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority, (v) to the Company’s knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of the Company or any of the Company Subsidiaries, (vi) there are no arbitrations, written grievances or written complaints outstanding or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries under any Company Collective Bargaining Agreement, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (vii) neither the Company nor any of the Company Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges and (viii) there is no complaint for violation of the Railway Labor Act, 45 U.S.C. § 8, as amended, against the Company or any Company Subsidiary pending before any Governmental Entity.

(b) The Company and the Company Subsidiaries have complied with the provisions of all Company Collective Bargaining Agreements and all applicable Laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act), except for such noncompliance as has not had and would not reasonably be expected to directly or indirectly result in, individually or in the aggregate a material liability to the Company.

Section 4.17 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof (collectively “Laws”), which affect the business, properties or assets of the Company and each Company Subsidiary, any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the Federal Aviation Administration (the “FAA”), the Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”), the Department of Defense (the “DOD”), the Department of Homeland Security (the “DHS”), the Federal Transportation Safety Administration (the “TSA”), the Air Transportation Stabilization Board (“ATSB”) or any other Governmental Entity, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice, charge or assertion has been received by the Company or any Company Subsidiary or threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, authorizations, consents, permits, and approvals required under such Laws are in full force and effect except where the failure to be in full force and effect have not had and would not reasonably be expected to have a Company Material Adverse Effect. No material investigation or review or civil penalty claims by the FAA, the TSA, any customs agency or any other Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or, to the Company’s knowledge, threatened, nor has the FAA, the TSA, any customs agency or any other Governmental Entity indicated an intention to conduct the same.

(b) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, Environmental Permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is not pending or, to the Company’s knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Company Subsidiaries relating to any of the

Company Permits, except for any of the foregoing that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The actions of the applicable Governmental Entities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Company’s knowledge, threatened, any application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any Company Permit, except, for any of the foregoing that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has failed to comply with or pass any inspection performed by the FAA, the DOD, the DOT or any other Governmental Entity where such failure to comply or pass any such inspection has adversely affected or would reasonably be expected to adversely affect the eligibility of the Company or any Company Subsidiary to undertake any aircraft missions.

(c) None of the Company or any of the Company Subsidiaries, nor to the knowledge of the Company, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, or (v) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, except, in the case of clauses (i) through (v) above, for such payments, violations, conduct or other practices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Information in the Proxy Statement. The proxy statement (the “Proxy Statement”) (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger or at the date of any amendment thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.19 Opinion of Financial Advisor. The Company has received the written opinion of Friedman, Billings, Ramsey & Co., Inc. (the “Company Financial Advisor”) dated April 4, 2007, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to this Agreement is fair to such stockholders from a financial point of view, and such opinion has not been modified or withdrawn.

Section 4.20 Insurance. The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination or possible cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. Neither this Agreement nor the consummation of the Transactions will cause the revocation, cancellation or termination of any such insurance policy.

Section 4.21 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or disposed of on, any Company Property, except in the ordinary course of the Company’s business and in accordance with applicable Environmental Laws and Environmental Permits, (ii) no Release of any Hazardous Material on any Company Property has occurred; (iii) the Company and each of the Company Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any Environmental Permits, and (iv) there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property.

Section 4.22 Brokers; Expenses.

(a) Except for the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company.

(b) True and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been made available to Parent, except to the extent such agreements have been redacted with respect to pricing incentive thresholds.

Section 4.23 Takeover Statutes. The Company Board of Directors and the Company have taken all action necessary to render inapplicable to the Transactions each and every state takeover statute or similar statute or regulation that applies to the Company with respect to this Agreement, the Merger or any other Transaction, including the restrictions on “business combinations” set forth in Section 203 of the DGCL.

Section 4.24 Aircraft.

(a) Section 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list of all aircraft owned or leased by the Company or any Company Subsidiaries as of the date hereof (the “Company Aircraft”), including a description of the type and aircraft number of each such Company Aircraft and the date the Company placed such Company Aircraft in service or proposes to place such Company Aircraft in service. All Company Aircraft owned or leased by the Company or any Company Subsidiaries are in airworthy condition and are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have implemented maintenance schedules with respect to their respective Company Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance with such maintenance schedules in all material respects and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules.

(b) Section 4.24(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, containing all contracts (other than existing aircraft leases) pursuant to which the Company or any of the Company Subsidiaries may purchase or lease aircraft, including the manufacturer and model of all aircraft subject to each such contract. The Company has delivered or made available to Purchaser true and complete copies of all such contracts listed on Section 4.24(b) of the Company Disclosure Schedule, including all amendments thereto.

(c) Each Company Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such Company Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness.

(d) Each Company Aircraft’s structure, systems and components are functioning in accordance with its intended use as set forth in FAA-approved documentation, including any applicable manuals, technical standard orders or parts manufacturing approval certificates.

(e) All deferred maintenance items and temporary repairs with respect to each such Company Aircraft have been or will be made materially in accordance with FAA, manufacturer’s and the Company’s maintenance programs.

(f) Each Company Aircraft is properly registered on the FAA aircraft registry.

(g) Neither the Company nor any Company Subsidiary is a party to any interchange or pooling agreements with respect to the Company Aircraft.

(h) No Company Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of the Company Subsidiaries, to operate such Company Aircraft in air transportation or otherwise.

Section 4.25 U.S. Citizen; Air Carrier. The Company’s two primary operating subsidiaries, World Airways, Inc. and North American Airlines, Inc., are each (i) a “citizen of the United States” as defined in the Federal Aviation Act (49 U.S.C § 40102(15)), (ii) an “air carrier” within the meaning of the Federal Aviation Act (49 U.S.C. § 40102(2)) and (iii) holding a certificate of public convenience and necessity issued by the DOT and (iv) operating under an Air Carrier Certificate issued pursuant to the Federal Aviation Act (49 U.S.C. §§ 41101-41112).

Section 4.26 Affiliate Transactions. No affiliate of the Company or the Company Subsidiaries is, or is an affiliate of a Person that is, a party to any agreement with or binding upon the Company or the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months preceding the date of this Agreement.

Section 4.27 AMC Agreements; Reliability and Violations Thresholds.

(a) The Company, through its wholly owned subsidiaries, World Airways, Inc. and North American Airlines, Inc., are designated Civil Reserve Air Fleet (“CRAF”) participants. The Company and the applicable Company Subsidiaries have complied in all material respects with (i) the requirements of the United States Air Force’s Air Mobility Command (“AMC”) agreements (the “AMC Agreements”) and (ii) the Alliance team (“Alliance Team”) teaming arrangements and agreements (the “Alliance Agreements”). Neither the Company nor any of the Company Subsidiaries has received any notice from the DOD or any other applicable Governmental Entity of any proposed termination of their respective CRAF participant designations or of any proposed termination of any of the AMC Agreements pursuant to which the Company and the Company Subsidiaries currently provide air transport services to the AMC.

(b) Since the Balance Sheet Date, neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation of (or condition which with the passage of time or the giving of notice would cause such a violation of) any “Reliability and Violations threshold” established by the AMC that has resulted in or would reasonably be expected to result in the Company or any Company Subsidiary obtaining “last use” status.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not and would reasonably be expected to impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Parent and Purchaser, the consummation by the Parent and Purchaser of the Transactions or compliance by the Parent or Purchaser with any of the provisions of this Agreement will (i) violate or conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (ii) require any filing by the Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) filings, notices, permits, authorizations, consents and approvals as may be required under (1) the HSR Act, and (2) Required Governmental Approvals, and (D) the filing with the SEC of the Proxy Statement, or (iii) conflict with or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (i) or (ii) such violations, breaches or defaults which would not or would not reasonably be expected to, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions on a timely basis.

Section 5.4 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any of its Subsidiaries, and none of Parent, any of its Subsidiaries, or any of their respective properties is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 5.5 Information in the Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders or at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Ownership of Company Capital Stock. Neither Parent nor Purchaser is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 5.7 Available Funds. The financing of the Merger contemplated hereby (the “Financing”) will consist of debt financing provided by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. (together, “JPMorgan”) and other available financing sources. Parent has delivered to the Company a true and complete copy of the fully executed commitment letter addressed to Parent and Purchaser pursuant to which JPMorgan has committed to provide certain of the Financing (such agreements, as modified pursuant to Section 7.12, the “Financing Commitment”). As of the date of this Agreement, the Financing Commitment is in full force and effect and is a legal, valid and binding obligation of JPMorgan, and the Financing Commitment thereunder has not been withdrawn or terminated. The Financing Commitment has not been amended, supplemented or otherwise modified in any respect, except, in each case, as permitted by Section 7.12. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Purchaser under any term of the Financing Commitment. Assuming the satisfaction of the conditions set forth in Article VIII, (i) neither Parent nor Purchaser has any reason to believe that it will not be able to satisfy on a timely basis any term or condition of closing to be satisfied by it or its affiliates set forth in the Financing Commitment and (ii) neither Parent nor Purchaser has any reason to believe, as of the date of this Agreement, that any portion of the Financing to be made thereunder will otherwise not be available to Parent or Purchaser or the Surviving Corporation on a timely basis to fund the Merger upon the terms contemplated by this Agreement and the Financing Commitment. Assuming the satisfaction of the conditions set forth in Article VIII, the Financing, when funded in accordance with the Financing Commitment and any other commitments from available financing sources, will provide the Purchaser and the Surviving Corporation, as applicable, with funds sufficient to satisfy all of their obligations under this Agreement, including the payment of the Merger Consideration and all associated costs and expenses.

Section 5.8 U.S. Citizen. Each of Parent and Purchaser and any parent company or controlling shareholder of Parent and Purchaser is a “citizen of the United States” as defined in the Federal Aviation Act (49 U.S.C. § 20101(15)).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Interim Operations of the Company. Except as set forth in Section 6.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article IX hereto and (B) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on its business, (v) use commercially reasonable efforts to preserve existing relationships and goodwill with Governmental Entities, customers, lenders, suppliers, distributors, lessors, employees, business associates, alliance team members and joint venture partners and others having business relationships with the Company and the Company Subsidiaries and (vi) refrain from knowingly taking or permitting any Company Subsidiary to take any action the result of which would or would reasonably be expected to result in any of the closing conditions set forth in Article VIII hereof not being satisfied. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required pursuant to this Agreement or as agreed in writing by Parent, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article IX hereto and (y) the Effective Date, the Company shall not, nor shall it permit any Company Subsidiary to:

(a) amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction, in the ordinary course of business consistent with past practice;

(c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) for the acceptance of previously owned Shares in payment of all or a portion of the exercise price delivered by one or more optionees in the course of exercising all or portions of any Company Options, and (ii) for the withholding of otherwise deliverable Shares in the course of effecting one or more optionees’ tax withholding elections pursuant to the exercise of all or portions of any Company Options;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, Restricted Stock or Warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options disclosed in Section 4.2(b) of the Company Disclosure Schedule and outstanding on the date hereof or (ii) the issuance of shares of capital stock of the Company upon the exercise of Warrants;

(f) acquire (i) any Person (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions or (ii) any equity interests in any Person or any business or division of any Person or any assets of any Person (or business or division thereof);

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets or properties of the Company or any of the Company Subsidiaries having an aggregate value of more than $2,000,000;

(h) (i) incur or assume any long-term or short-term indebtedness except (A) short-term indebtedness made in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate or (B) additional indebtedness under existing debt facilities or like replacement debt facilities for short-term working capital purposes not to exceed $5,000,000 outstanding at any time; (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiaries, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than with respect to Company Subsidiaries in the ordinary course of business consistent with past practice or (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(i) other than as required by applicable Law or the terms of this Agreement or any agreement existing on the date hereof make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or make any material determination under any Benefit Plan, with respect to such determination, that is inconsistent with the ordinary course of business or past practice or that would result in a material liability to the Company; other than (i) by permitting the acceleration of any Company Options or Restricted Stock pursuant to the terms of agreements in existence on the date hereof which provide for such acceleration or (ii) as otherwise provided in Section 3.4 of this Agreement or Section 6.1 of the Company Disclosure Schedule;

(j) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any Company Subsidiary other than routine employee terminations;

(k) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of the aggregate of those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent and summarized in Section 6.1(k) of the Company Disclosure Schedule; provided that in respect of capital expenditures for which budgeted amounts are contemplated in the capital expenditures budgets to exceed $500,000, neither the Company nor the Company Subsidiaries shall incur capital expenditures or any obligations or liabilities in respect thereof in excess of such budgeted amounts without the prior written consent of Parent;

(l) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

(m) except as disclosed in Section 6.1(m) of the Company Disclosure Schedule, amend, modify, extend or terminate any Company Material Contract, including any Company Collective Bargaining Agreement, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any contract that, if existing on the date hereof, would be deemed to be a Company Material Contract, including any such contract that would be deemed to be a Company Collective Bargaining Agreement; provided, however, this Agreement shall not prohibit the Company or any of the Company Subsidiaries from entering into aircraft leases after the date hereof with the prior agreement of Parent (it being understood that Parent has or will agree to the entering into of the letters of intent with respect to such aircraft leases as are referred to in Section 6.1(m) of the Company Disclosure Schedule);

(n) settle, pay or discharge any claims, litigation, investigation or arbitration, in each case made or pending against the Company, any of the Company Subsidiaries or any of their officers and directors in their capacities as such, other than the settlement, payment or discharge of claims, litigation, investigations or arbitrations in the ordinary course of business consistent with past practice;

(o) fail to maintain insurance at levels comparable to current levels or in a manner consistent with past practice or otherwise permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to Purchaser;

(p) change any of the accounting methods used by it, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

(q) revalue any of its material assets, including writing down the value of inventory or writing down notes or accounts receivable, other than as may be required by GAAP or applicable Law;

(r) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns, enter into any closing agreement with respect to material

Taxes, settle or consent to any material Tax Claim, take any affirmative action to surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(t) take any action which would, directly or indirectly, restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company or any Company Subsidiary acquired or controlled or to be acquired or controlled by Parent or Purchaser;

(u) except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Special Meeting;

(v) fail to continue, in respect of all Company Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the FAA to be maintained in good standing at all times;

(w) decrease or defer in any material respect the level of training provided to the employees of the Company or any of the Company Subsidiaries or the level of cost expended in connection therewith prior to the date hereof;

(x) fail to keep in effect any governmental route authority used by the Company or any Company Subsidiary as of the date of this Agreement, provided that the restrictions set forth in this Section 6.1(x) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(y) make any material changes to any flight routes flown by the Company or any Company Subsidiary as of the date hereof; and

(z) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or otherwise authorize in writing or take any action in furtherance of any of the foregoing.

Section 6.2 No Solicitation; Unsolicited Proposals.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers and directors not to, and shall not authorize or permit its non-officer employees, investment bankers, attorneys, accountants, consultants or other agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing non-public information), any inquiries or the making or submission of, or any inquiry, offer, proposal or indication of interest that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in any discussions or negotiations with, or disclose or provide any non- public information or data relating to the Company or any Company Subsidiary or afford access to the properties, assets, books or records or employees of the Company or any Company Subsidiary to, any Person, or “group” (as defined under Section 13(d) of the Exchange Act ) other than Parent and its Subsidiaries and Representatives (any such Person or “group” and its Representatives (excluding the Company’s and Parent’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal, (iv) accept, approve, endorse or recommend an Acquisition Proposal, or (v) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions. The

Company shall, and shall cause the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective Representatives to, immediately cease and terminate any existing solicitation, encouragement, activity, discussion or negotiation with any Third Party heretofore conducted by the Company, the Company Subsidiaries or their respective Representatives with respect to an Acquisition Proposal or Acquisition Transaction.

(b) Notwithstanding the restrictions set forth in Section 6.2(a), if, at any time prior to the Effective Time, (i) the Company receives an unsolicited bona fide written Acquisition Proposal from a Third Party and under circumstances in which the Company, the Company Subsidiaries and their Representatives have complied with the Company’s obligations under Section 6.2(a) and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor and outside legal counsel and receipt of a supporting written opinion of such financial advisor or outside legal counsel) (such consultation with a financial advisor and outside legal counsel and receipt of a supporting written opinion from such financial advisor or outside legal counsel, “After Consultation”) that (A) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take any such action would be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the Company may, subject to its giving Parent at least forty-eight 48 hours prior written notice (which notice shall contain the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company Board of Directors has made the determination required by this Section 6.2(b) and the Company intends to furnish non-public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a customary confidentiality agreement no less restrictive than the confidentiality agreement between MatlinPatterson Global Advisors LLC and the Company dated January 9, 2007 (the “Confidentiality Agreement”) and provided that the Company promptly provides to Parent any non-public information that is provided to such Third Party and not previously provided to Parent, and (y) participate in discussions or negotiations with such Third Party regarding such Acquisition Proposal (including by requesting that such Third Party amend the terms of such Acquisition Proposal so that it may be a Superior Proposal).

(c) In addition to any prior notice obligations contained in Section 6.2(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Parent of any Acquisition Proposal that the Company receives or of any request for information or inquiry that the Company receives which relates to or would reasonably be expected to lead to an Acquisition Proposal, which notification shall include, (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry), and (ii) the identity of the Person making such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a reasonably current basis (but in any event within twenty-four (24) hours) of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. The Company shall provide Parent with at least forty eight (48) hours prior notice of a meeting of the Company Board of Directors (or such lesser notice as is provided to the members of the Company Board of Directors) at which the Company Board of Directors is reasonably expected to consider an Acquisition Proposal.

(d) Nothing contained in this Agreement shall prohibit the Company from (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) otherwise disclosing any information to its stockholders that the Company Board of Directors determines in good faith (after consultation with its outside legal counsel) it is required to disclose in order to not breach its fiduciary duties to the Company’s stockholders under applicable Law, subject to compliance with the requirements of Sections 6.2(a), (b), and (c) and Section 6.3; provided that (x) any disclosure that is limited to describing the existence and terms of an Acquisition Proposal shall not be deemed to result in a Company Recommendation Change so long as the Company Board of Directors expressly reaffirms in such disclosure its recommendation regarding the Merger and (y) the Company shall provide Parent with no less than one business day notice of and a reasonable opportunity to review and comment on such disclosure prior to any such disclosure being disseminated and shall give good faith consideration to any comments made by Parent with respect to such disclosure.

Section 6.3 Board Recommendation.

(a) As promptly as possible after resolving comments, if any, of the SEC with respect to the Proxy Statement, the Company Board, in accordance with the Bylaws of the Company and applicable Law, shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) solely for the purpose of adopting this Agreement.

(b) Subject to the terms of Section 6.3(c) hereof, the Company Board of Directors shall (i) recommend that the holders of the Shares adopt this Agreement in accordance with the applicable provisions of DGCL (the “Company Recommendation”), and (ii) include the Company Recommendation in the Proxy Statement.

(c) Subject to Section 6.3(d), neither the Company Board of Directors nor any committee thereof shall withdraw, qualify, modify, change or amend in any manner adverse to Parent or Purchaser the Company Recommendation, the approval by the Company Board of Directors of this Agreement and the Transactions, including the Merger (a “Company Change in Recommendation”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Company Board of Directors may effect a Company Change in Recommendation at any time prior to the Effective Time, if (i) the Company Board of Directors has received an Acquisition Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Acquisition Proposal shall not have resulted from a breach or violation of the terms of Section 6.2(a), (ii) the Company Board of Directors determines in good faith (After Consultation and after considering in good faith any counter-offer or proposal made by Parent during the five (5) business day period contemplated by clause (iv) below), that the failure to effect a Company Change in Recommendation in light of such Superior Proposal would be a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (iii) at least five (5) business days prior to such Company Change in Recommendation, the Company shall have provided to Parent a written notice (a “Notice of Recommendation Change”) of its intention to make such Company Change in Recommendation (which notice shall not be deemed to be, in and of itself, a Company Change in Recommendation), specifying the material terms and conditions of such Superior Proposal, including a copy of such Superior Proposal and identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require the delivery of a new Notice of Recommendation Change and a new five (5) business day period), (iv) during the five (5) business day period following Parent’s receipt of a Notice of Recommendation Change, the Company shall have given Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall have negotiated in good faith regarding the terms of possible revisions to the terms of this Agreement, and (v) Parent shall not, within five (5) business days of Parent’s receipt of a Notice of Recommendation Change have made an offer that the Company Board of Directors determines in good faith, After Consultation, to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(e) Notwithstanding anything to the contrary in this Section 6.3, the Company shall not be entitled to enter into any agreement (other than a confidentiality agreement as contemplated by Section 6.2(c)), including a letter of intent, with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 9.1 and Parent has received, by wire transfer of immediately available funds, any amounts due to Parent pursuant to Section 9.2(b).

Section 6.4 Aircraft Leases. The Company shall and shall cause the Company Subsidiaries to consult and coordinate with Parent and Purchaser with respect to the finalization of any documentation relating to the aircraft leases as are described in the proviso contained in Section 6.1(m).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition or requirement set forth in Article VIII to be unsatisfied at the Effective Time and (b) any material failure of the Company, Purchaser or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.

Section 7.2 Access; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized representatives, reasonable access during normal business hours to the Company Material Contracts, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries, (ii) furnish Parent and Purchaser on a timely basis with such financial and operating data and other information with respect to the business, properties and Company Material Contracts of the Company and the Company Subsidiaries as Parent and Purchaser may from time to time reasonably request and use its reasonable best efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent or Purchaser may reasonably request and (iii) use its and their reasonable best efforts to coordinate with Parent and Purchaser all communications with or to employees regarding the Transactions contemplated by this Agreement and related matters.

(b) The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Purchaser pursuant to Section 7.2(a).

(c) Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney- client privilege of the Company or the Company Subsidiaries or contravene any Law or contract entered into prior to the date of this Agreement.

Section 7.3 Consents and Approvals.

(a) Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any Required Governmental Approvals), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act, any Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contract in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 7.3(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent. Notwithstanding the foregoing, neither Parent nor Purchaser shall be required to, and neither the Company nor any Company Subsidiary will without the written consent of Parent, make any payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

(c) From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Parent or Purchaser or any of their respective affiliates to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and prior to the termination of the Agreement under Section 9.1 hereof shall not settle any such stockholder litigation without the prior written consent of Parent which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to

Parent the provision of which the Company in good faith determines may adversely affect the Company’s or any other person’s attorney client or other privilege with respect to such information.

(d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Date. Prior to the Effective Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the business operations of the Company.

(f) Notwithstanding anything set forth in Section 7.3 and any other provision hereof, in connection with the receipt of any Required Governmental Approvals or clearance under the HSR Act, neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner.

(g) Parent shall sign a written consent in lieu of a meeting of the stockholders of Purchaser, in favor of the adoption of this Agreement in accordance with applicable Law.

Section 7.4 Publicity. Other than as contemplated in Section 7.13, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger, the Financing or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.2 or Section 6.3.

Section 7.5 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall honor and fulfill, and the Surviving Corporation shall assume in all respects the obligations of the Company and the Company Subsidiaries to the fullest extent permissible by the Company or such Company Subsidiary under applicable provisions of the DGCL (i) under the Company’s certificate of incorporation and bylaws (and the equivalent organizational documents of all such Company Subsidiaries) in effect on the date hereof (true and correct copies of which previously have been made available to Parent) and (ii) under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof (true and correct copies of which have been made available to Parent) between the Company or any of the Company Subsidiaries and the current and former directors, officers and other employees of the Company or any Company Subsidiary (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as directors, officers or employees occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions and the indemnification obligations of the Company and the Company Subsidiaries shall hereby survive the consummation of the Transactions and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Covered Persons, and Parent and the Surviving Corporation hereby agree that their foregoing indemnification obligations to the Covered Persons extend to and include (subject to applicable Law) any and all claims asserted by any person (including Parent and Surviving Corporation) based on or relating to this Agreement and the Transactions; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 7.5(a) pursuant to the procedures set forth, and to the extent provided in the Company’s certificate of incorporation, the Company’s bylaws or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company’s certificate of incorporation, the Company’s bylaws, the Indemnification Agreements or the DGCL, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.

(c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company’s certificate of incorporation and bylaws. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) The Surviving Corporation shall maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from actions, omissions, facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the Transactions; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, the Surviving Corporation shall obtain substantially similar D&O Insurance; and provided further, however, that neither Parent nor the Surviving Corporation shall be required to pay on an annual basis any amount in excess of 150% of the annual cost of the Company’s current D&O Insurance to maintain or replace such policy, it being understood and agreed that Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such amount. In lieu of the foregoing, the Company may, with the prior written consent of Parent and Purchaser, obtain prepaid policies prior to the Effective Time, which policies may provide the Covered Persons with D&O Insurance coverage of equivalent amount and on no more favorable terms than that provided by the Company’s current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from actions, omissions, facts or events that occurred on or before the Effective Time, including in connection with the approval of this Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, Parent and the Surviving Corporation shall be relieved of all further obligations under this Section 7.5(d); provided, that Parent and the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor its obligations thereunder. Parent and the Surviving Corporation shall, upon written request, furnish a copy of the policies to the individual insureds under the policies and copies of any notice of claim or potential claim given under the policies. In the event that Parent or the Surviving Corporation cancel or receive from an insurer a notice of cancellation of any of the policies, the Parent or the Surviving Corporation shall in all events provide the individual insureds under the policy notice of such cancellation at least thirty (30) days in advance of its effective date, or as soon as reasonably practicable if such cancellation notice provides for cancellation earlier than thirty (30) days.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 7.5.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 7.5, and this Section 7.5 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 7.6 State Takeover Laws. If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Merger, or any other Transaction, then the Company Board of Directors shall take all action necessary to render any such statute inapplicable to the foregoing.

Section 7.7 Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all material Tax Returns required to be filed by the Company or such Company Subsidiary, as the case may be, and prepare such Tax Returns in all material respects in a manner consistent with past practice, (ii) timely pay all material Taxes due and payable by the Company and such Company Subsidiary, respectively, except for such Taxes contested in good faith and for which an adequate reserve has been established in accordance with GAAP on the appropriate financial statements and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax, suit claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including without limitation material Tax liabilities and material refund claims. The Company shall deliver to Parent at the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that an ownership interest in the Company is not a “U.S. real property interest” for purposes of Section 897 of the Code.

Section 7.8 Section 16. The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the vested Company Options in the Merger. Provided that the Company shall first provide to Parent the names of its stockholders and the number of shares of Common Stock or Company Options which may be subject to Section 16(b) of the Exchange Act and any other information reasonably requested by Parent and relating to the same, the Board of Directors of Parent, or an authorized committee thereof, shall, prior to the Effective Time, take appropriate action to approve, for purposes of Section 16(b) of the Exchange Act, the issuance of the Merger Consideration to holders of Company Options in accordance with Section 3.5.

Section 7.9 Obligations of Parent. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.10 Employee Benefits Matters.

(a) Except as provided in the last sentence of this Section 7.10(a) and subject to any obligations under any plan or arrangement that has been the subject of the collective bargaining process, Parent and the Surviving Corporation shall have no obligation to continue after the Effective Time any plan or arrangement in effect immediately before the Effective Time (except as otherwise required by applicable Law, including without limitation ERISA and the Code) for current or former employees, officers or directors of the Company or any Company Subsidiary, and shall have the discretion to continue or terminate any of such programs, or to merge any of them into plans or arrangements in effect for other employees of Parent or the Surviving Corporation. To the extent legally permitted, employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting under any employee pension benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries and for the purpose of eligibility and determining the amount of any benefit with respect to any employee welfare benefit plan, program or arrangement established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. If, during the annual period of coverage (the “Applicable Period of Coverage”) in which falls the Closing Date, the Surviving Corporation shall terminate any “group health plan,” within the meaning of Code Section 4980B(g)(2), in which one or more of the Company’s or a Company Subsidiary’s employees participated immediately prior to the Closing Date, the Surviving Corporation shall cause any successor group health plan to apply any waiting or pre-existing condition limitations period only to the extent its duration is not in excess of the corresponding waiting or pre-existing condition limitations period applied under such predecessor plan and to give credit for any such employee’s participation in the predecessor plan prior to the Closing Date for covered expenses paid by any each such employee under a predecessor plan during the Applicable Period of Coverage towards satisfaction of any annual deductible limitation, co-payment and/or out-of pocket maximum applied under such successor group health plan. Parent shall also cause the Surviving Corporation to perform the Company’s obligations under the change in control and other agreements referred to in Section 7.10(a) of the Company Disclosure Schedule between the Company and certain of its officers and employees unless any such officer or employee agrees otherwise.

(b) From the date of this Agreement until the Effective Time, the Company shall (i) promptly notify Parent and Purchaser of any pending or, to the knowledge of the Company threatened, strike, slowdown, lock-out or work stoppage against the Company or any of the Company Subsidiaries and (ii) take all actions reasonable to prevent any such strike, slowdown, lock-out or work stoppage, including pursuing court-related or supervised mitigation and taking other such actions as are reasonable and advisable in furtherance thereof with respect to any such strike, slowdown, lock-out or work stoppage that shall occur.

Section 7.11 Termination of 401(k) Plan. Unless Parent directs the Company otherwise in writing no later than five (5) business days prior to the Effective Time, the Company Board of Directors shall adopt, or shall cause the appropriate Company Subsidiary Board of Directors to adopt, resolutions terminating, effective at least two (2) days prior to the Effective Time, any Benefit Plan which is intended to meet the requirements of section 401(k) of the Code (each such Benefit Plan, a “401(k) Plan”). At the Closing, the Company shall provide Parent with (i) executed resolutions of the Company Board of Directors authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder; provided, however, that the Company or Company Subsidiary shall not terminate any such 401(k) Plan to the extent such termination would breach its obligations under any collective bargaining agreement. At the Closing, the Company shall provide Parent with (i) executed resolutions of the Board of Directors authorizing such termination and (ii) an executed copy of any necessary amendment to each such 401(k) Plan in a form reasonably satisfactory to Parent that is intended to assure compliance with all applicable requirements of the Code and the regulations thereunder.

Section 7.12 Financing.

(a) Each of Parent and Purchaser shall use, and shall cause their affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitment (or on other terms acceptable to JPMorgan, provided such terms do not contain any conditions to funding the Merger that are not set forth in the Financing Commitment and would otherwise reasonably be expected to impair or delay the consummation of the Financing), (ii) to satisfy on a timely basis all other conditions applicable to Parent or Purchaser, as the case may be, set forth therein that are within the control of any of Parent or Purchaser and (iii) to consummate the Financing contemplated by the Financing Commitment to fund the Merger, in each case upon the terms contemplated by this Agreement (including by taking enforcement action to cause such lender or any other persons providing such Financing to fund such Financing). In the event that any portion of the Financing becomes unavailable on the terms and conditions set forth in the Financing Commitment, without limiting the rights of Parent and Purchaser under Sections 8.2(a) and 9.1(a)(iii), Parent shall promptly notify the Company, and Parent and Purchaser shall use their reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (“Alternative Financing”) on terms that will still enable Purchaser to consummate the Transactions and that are not less favorable in the aggregate (as determined by Parent and Purchaser in their reasonable judgment) to them and the Company than those contained in the Financing Commitment. Each of Parent and Purchaser shall refrain from taking, directly or indirectly, any action that would or would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitment or in any definitive agreement related to the Financing. Neither Parent nor Purchaser shall agree to or permit any amendment, supplement or other modification of, or waive any of their respective rights under, any Financing Commitment or the definitive agreements relating to the Financing that would reasonably be expected to impair or delay the consummation of the Financing. Parent and Purchaser shall keep the Company reasonably informed of the status of their efforts to obtain the Financing.

(b) The Company shall provide, shall cause the Company Subsidiaries to provide and shall use its reasonable best efforts to cause its and their Representatives to provide, such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent and Purchaser, including (i) participation in meetings, drafting sessions, presentations, road shows and due diligence, (ii) using reasonable best efforts to furnish Parent and Purchaser and the financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent and Purchaser to consummate the Financing, including, without limitation, all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, including, without limitation, (A) unaudited financial statements of the Company and its consolidated Subsidiaries as of and for the three and nine months ended September 30, 2006, (B) audited financial statements of the Company and its consolidated Subsidiaries as of and for the year ended December 31, 2006, together with the report of KPMG LLP, independent public accountants thereon, (C) unaudited financial statements of the Company and its consolidated Subsidiaries for the three months ended March 31, 2007 and for any subsequent interim period as may be reasonably requested by the financing sources and (D) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X (collectively, the “Required Financial Statements”), (iii) assisting Parent and Purchaser in the preparation of (A) an offering document and other informational and marketing materials and documents for any portion of the Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and Purchaser and the financing sources for any portion of the Financing, (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive financing documents and customary deliverables and (vi) using reasonable best efforts to obtain accountants’ comfort letters, accountants’ consent letters, legal opinions, surveys and title insurance as reasonably requested by Parent and Purchaser; provided that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Financing prior to the Effective Time; and provided further that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Parent and Purchaser shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with such cooperation. Parent and Purchaser shall, on a joint and several basis, indemnify and hold harmless the Company and the Company Subsidiaries from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

(c) Promptly upon the Company’s delivery to Parent or Purchaser of any Required Financial Statements, the Company shall file with the SEC on Form 10-K or Form 10-Q, as applicable, such audited financial statements or unaudited interim financial statements, as the case may be, of the Company and its consolidated Subsidiaries to the extent such Required Financial Statements have not been previously so filed.

Section 7.13 Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC (subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld) the Proxy Statement. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

(b) If, at any time prior to the Effective Time, any information relating to the Company, Parent or Purchaser or any of their respective Affiliates should be discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(c) The Company and Parent shall use their reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party). The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable.

Section 7.14 Company Collective Bargaining Agreement Notices. On or within three days following the date hereof, the Company or the Company Subsidiaries, as applicable, shall provide any notices required under the Company Collective Bargaining Agreements as a result of the execution of this Agreement.

ARTICLE VIII

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) The Company shall have obtained the Company Stockholder Approval.

(b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

(c) Any applicable waiting period under the HSR Act related to the Transactions shall have expired or been terminated.

Section 8.2 Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver by Parent at or prior to the Closing, of each of the following conditions:

(a) Parent and Purchaser shall have received and be reasonably satisfied with the Required Financial Statements;

(b) the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true, complete and correct would not have a Company Material Adverse Effect;

(c) the Company and the Company Subsidiaries shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by them under this Agreement at or prior to the Closing Date;

(d) the Required Governmental Approvals shall have been made or obtained; and

(e) Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 8.2(b) and (c) have been satisfied.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) the representations and warranties of Parent and Purchaser contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of such representations and warranties to be so true, complete and correct would not prevent, materially delay or materially impede the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement;

(b) each of Parent and Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. Notwithstanding receipt of the Company Stockholder approval, this Agreement may be terminated and the Transactions may be abandoned at any time before the earlier of the Effective Time:

(a) by Parent if:

(i) there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement (without giving effect to any references to any Company

Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein and without giving effect to any modifications or updates to the Company Disclosure Schedule), which breach shall result in any condition or requirement set forth in clauses (b) and (c) of Section 8.2 not being satisfied and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof from Parent, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(a)(i) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(a)(i) if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) (1) the Company Board of Directors or any committee thereof shall have effected a Company Change in Recommendation (whether or not in compliance with Section 6.3), (2) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect the provisions of Sections 6.2 and as a result thereof, the Company shall have received an Acquisition Proposal, (3) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal), (4) if, after a tender offer or exchange offer that, if successful, would result in any Person or “group” (as defined in our under Section 13(d) of the Exchange Act ) becoming a beneficial owner of twenty percent (20%) or more of the outstanding Shares is commenced (other than by Parent or Purchaser), the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (5) the Company or any Company Subsidiary shall have entered into any agreement (other than a confidentiality agreement as contemplated by Section 6.2(b)) with respect to any Acquisition Proposal, (6) the Company Board of Directors shall have failed to reconfirm the Company Recommendations or its approval of this Agreement, the Merger or any other Transaction promptly, and in any event within five (5) business days following Parent’s request to do so or (7) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (1) through (6);

(iii) the Company has not satisfied the condition set forth in Section 8.2(a) on or before June 30, 2007; or

(b) by the Company if:

(i) there has been a breach by Parent or Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement (without giving effect to any references to any material adverse effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein), which breach shall result in any condition or requirement set forth in clauses (a) or (b) of Section 8.3 not being satisfied (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within thirty (30) days after the receipt of notice thereof from the Company, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 9.1(b)(i) during such 30-day period or following such 30-day period if such breach is cured during such 30-day period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) the Company simultaneously with such termination of this Agreement enters into a definitive agreement with respect to a Superior Proposal, provided that (1) the Company received such Superior Proposal other than as a result of a breach of or violation of the terms of Section 6.2 hereof, (2) the Company has not breached or violated the terms of Section 6.2 or 6.3 hereof in connection with such Superior Proposal (or any Acquisition Proposal that was a precursor thereto), (3) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Change in Recommendation in response to such Superior Proposal pursuant to and in compliance with Section 6.3(c) and authorized the Company to enter into such definitive agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement) and (4) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.2(b) hereof; or

(iii) all the conditions required to be satisfied pursuant to Article VIII have been satisfied and if by the date required by Section 2.2, none of Parent Purchaser or the Surviving Corporation has received the proceeds of the Financing or otherwise made funds available to consummate the Merger.

(c) This Agreement may be terminated by either the Company or Parent and the Transactions may be abandoned at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(i) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Parent Board of Directors, or authorized committee thereof;

(ii) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Transactions; or

(iii) the Merger shall not have been consummated on or before October 2, 2007.

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Purchaser or the Company, except (i) as set forth in Section 4.23, Section 7.2(b), Section 7.4, this Section 9.2 and Sections 10.3 through 10.12 and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.

(b) Termination Fees.

(i) If Parent terminates this Agreement pursuant to Section 9.1(a)(ii), then the Company shall pay to Parent promptly, but in no event later than one (1) business day after the date of such termination, a termination fee of $9,450,000 in cash (the “Company Termination Fee”).

(ii) If the Company terminates this Agreement pursuant to Section 9.1(b)(ii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Company Termination Fee.

(iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 9.1(c)(iii), and (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was publicly announced or became publicly known prior to the execution and delivery of this Agreement) shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) concurrently with, or within twelve (12) months following such termination, a definitive agreement is entered into relating to a Third Party Acquisition Event or a Third Party Acquisition Event is otherwise consummated, then the Company shall pay to Parent promptly, but in no event later than the date of signing such definitive agreement or consummation of such Third Party Acquisition Event, as the case may be, the Company Termination Fee.

(iv) If (A) Parent shall have terminated this Agreement pursuant to Section 9.1(a)(i) as a result of a breach of a covenant or agreement of the Company under this Agreement or an intentional breach of a representation or warranty of the Company under this Agreement, and (B) following the execution and delivery of this Agreement and prior to the breach forming the basis for such termination, an Acquisition Proposal (whether or not a continuation or renewal of, or otherwise relating to, an Acquisition Proposal that was known to the Company prior to the execution and delivery of this Agreement) is known to the Company, and (C) concurrently with, or within twelve (12) months following such termination, a definitive agreement is entered into relating to a Third Party Acquisition Event or a Third Party Acquisition Event is otherwise consummated, then the Company shall pay to Parent promptly, but in no event later than the date of signing such definitive agreement or consummation of such Third Party Acquisition Event, as the case may be, the Company Termination Fee.

(v) Notwithstanding anything to the contrary in this Agreement, if the Company shall have terminated this Agreement pursuant to Section 9.1(b)(iii), the Company’s receipt of payment of a termination fee of $9,450,000 (the “Parent Termination Fee”), shall be the sole and exclusive remedy of the Company and the Company Subsidiaries against Parent or Purchaser or any of their respective former, current or future directors, officers, employees, agents, affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered as a result of the termination of this Agreement and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee in accordance with this Section 9.2(b)(v), none of Parent or Purchaser or any of their respective Specified Persons shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay a Termination Fee on more than one occasion. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes on any payment under this Section 9.2.

(d) If Parent terminates this Agreement pursuant to Section 9.1(a)(iii), the Company shall reimburse Parent and Purchaser for their and their subsidiaries’ and affiliates’ reasonable out-of-pocket expenses actually incurred pursuant to this Agreement and with respect to the Financing, up to a maximum of $2,000,000 (the “Expense Reimbursement”).

(e) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay the Termination Fee or the Expense Reimbursement and Parent or Purchaser commences a suit which results in a judgment against the Company for the Termination Fee or the Expense Reimbursement, the Company shall pay Parent and Purchaser their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 9.2(b) or Section 9.2(d), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects prior to the Effective Date, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.3 Expenses. Except as expressly set forth in Section 9.2(b) or Section 9.2(d), all fees, costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such fees, costs and expenses; provided, however, that Parent and the Company shall share equally the filing fees paid by Parent or the Company in connection with filing, permits, authorizations, consents and approvals as may be required under the HSR Act and the Required Governmental Approvals.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

World Air Holdings, Inc.

HLH Building

101 World Drive

Peachtree City, Georgia 30269

Attention: Mark M. McMillin, Esq.

Facsimile: 770-632-8048

With a copy to:

Powell Goldstein LLP

One Atlantic Center, 14th Floor

1201 W. Peachtree Street, N.W.

Atlanta, Georgia 30309

Attention: G. William Speer, Esq.

                 Thomas R. McNeill, Esq.

Facsimile: 404-572-6999

If to Parent or Purchaser:

ATA Airlines, Inc.

7337 West Washington Street

Indianapolis, Indiana 46231

Attention: Brian T. Hunt, Esq.

Facsimile: 317-282-7091

With a copy to

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Ronald Cami, Esq.

Facsimile: 212-474-3700

Section 10.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.6 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 10.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement:

(a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement, including the making of any proposals as contemplated by Section 6.3) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

(b) except as provided in Sections 3.2(b), 3.2(d), 3.2(e) and 7.5(f), are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

Section 10.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery court or, if no such state court has proper jurisdiction, the in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware Court of Chancery or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware Court of Chancery or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each party hereto agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS, INCLUDING THE MERGER, CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (a) Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent and (b) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to an affiliate (the “Parent Assignee”); provided that Parent shall remain subject to performance of its obligations hereunder in the event that such Parent Assignee fails to perform any such obligation; and provided further that upon and following any such assignment to a Parent Assignee, such Parent Assignee shall be deemed to be “Parent” for all purposes under this Agreement and all capital stock of Purchaser shall be transferred from Parent to such Parent Assignee. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding anything to the contrary contained herein,

Parent, Purchaser and their affiliates shall have the right to collaterally assign in whole or in part this Agreement and any ancillary agreements or documents related to the Transactions and any of their respective rights thereunder as security to one or more lenders or purchasers of debt securities who, in each case, are being granted a collateral interest in this Agreement or any ancillary agreements or documents related to the Transactions.

Section 10.12 Enforcement; Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GLOBAL AERO LOGISTICS INC.

By:	/s/ SUBODH KARNIK
Name:	Subodh Karnik
Title:	President and Chief Executive Officer

HUGO ACQUISITION CORP.

By:	/s/ SUBODH KARNIK
Name:	Subodh Karnik
Title:	President

WORLD AIR HOLDINGS, INC.

By:	/s/ RANDY J. MARTINEZ
Name:	Randy J. Martinez
Title:	Chief Executive Officer

FRIEDMAN BILLINGS RAMSEY ®

ANNEX B

FAIRNESS OPINION

April 4, 2007

Special Committee of the Board of Directors

World Air Holdings, Inc.

HLH Building

101 World Drive

Peachtree City, Georgia 30269

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $.001 par value per share (each, a “Share”), of World Air Holdings, Inc. (the “Company”), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into between Global Aero Logistics Inc. (“Parent”), Hugo Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), and the Company. Pursuant to the Merger Agreement, the Purchaser will merge with the Company (the “Merger”), each outstanding Share will be converted into the right to receive $12.50 in cash (the “Consideration”) and the Company will become a wholly-owned subsidiary of Parent.

Friedman, Billings, Ramsey & Co., Inc. (“FBR”), as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities and to reimburse us for certain expenses arising in connection with or as a result of our engagement. We and our affiliates provide a wide range of investment banking and financial services, including financial advisory, securities trading, brokerage and financing services. In that regard, we and our affiliates may in the future provide investment banking and other financial services to the Company, Parent and their respective affiliates for which we and our affiliates would expect to receive, compensation. In the ordinary course of business, we and our affiliates may trade in the securities and financial instruments (including bank loans) of the Company, Parent and their affiliates for our and our affiliates own accounts and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities and financial instruments. In addition, Daniel J. Altobello, a member of the Board of Directors of the Company, is also a member of the Board of Directors of FBR.

In arriving at our opinion, we have, among other things:

(i) reviewed a draft of the Merger Agreement, dated April 3, 2007;

(ii) reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2005; Quarterly Report on Form 10-Q for the period ended June 30, 2006 and certain unaudited interim financial statements and other financial information prepared by the management of the Company with respect to the quarterly period ended September 30, 2006 and the year ended December 31, 2006, which the management of the Company has identified as being the most current financial statements available;

FRIEDMAN BILLINGS RAMSEY ®

(iii) reviewed the stock price and trading history of Shares;

(iv) met with certain members of the Company’s management to discuss the business and prospects of the Company;

(v) reviewed certain business, financial and other information relating to the Company, including financial forecasts for the Company provided to or discussed with us by the management of the Company;

(vi) reviewed certain financial and stock market data and other information for the Company and compared that data and information with corresponding data and information for companies with publicly traded securities that we deemed relevant;

(vii) reviewed the financial terms of the proposed Merger and compared those terms with the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In preparing our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the financial forecasts provided to or discussed with us by the management of the Company and the unaudited interim financial statements and other financial information prepared and provided to us by the management of the Company, we assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have assumed no responsibility for the assumptions, estimates and judgments on which such forecasts and interim financial statements and other financial information were based. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or any of its subsidiaries, nor were we furnished with any such evaluations or appraisals. With regard to the information provided to us by the Company, we have relied upon the assurances of the management of the Company that they are unaware of any facts or circumstances that would make such information incomplete or misleading. We have also assumed that there has been no change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to us that would be material to our analysis. With your consent, we have also assumed, that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses, that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the proposed Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

It is understood that this letter is for the use and benefit of the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with its evaluation of the proposed Merger and is not intended to and does not confer any rights or remedies upon any other person and this letter should not be construed as creating any fiduciary duty on the part of FBR to the Company, the Special Committee, the Board of Directors of the Company or any other party. Our opinion only addresses the fairness from a financial point of

FRIEDMAN BILLINGS RAMSEY ®

view of the Consideration to be received by the holders of Shares pursuant to the Merger Agreement and does not address any other terms, aspects or implications of the Merger or any agreements, arrangements or understandings entered into in connection with the proposed Merger or otherwise. In addition, our opinion does not address the relative merits of the Merger as compared to other transactions or business strategies that may be available to the Company nor does it address or constitute a recommendation regarding the decision of the Special Committee or the Board of Directors of the Company to approve and recommend that holders of Shares vote in favor of the adoption of the Merger Agreement or the decision of the Company to engage in the Merger. Our opinion does not constitute advice or a recommendation to any holder of the Company’s securities as to how such holder should vote or act on any matter relating to the Merger.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/s/ John P. Nelson
John P. Nelson
Managing Director

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to §251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

This Proxy is Solicited on Behalf of the Board of Directors of WORLD AIR HOLDINGS, INC.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, dated June 18, 2007, and does hereby appoint Randy J. Martinez and Mark M. McMillin or either of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of common stock of World Air Holdings, Inc. (the “Corporation”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Corporation to be held at 10:00 a.m., local time, on July 18, 2007, at the offices of the Corporation, 101 World Drive, Peachtree City, GA 30269, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted in accordance with the recommendations of the Board “FOR” the adoption of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the meeting for a vote.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE TO

Continental Stock Transfer & Trust Co.

17 Battery Place, 8th Floor

New York, NY 10004-1123

Attn: Proxy Department

WORLD AIR HOLDINGS, INC.

1.	To adopt the Agreement and Plan of Merger, dated as of April 5, 2007, among Global Aero Logistics Inc., Hugo Acquisition Corp. and World Air Holdings, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.

To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Agreement and Plan of Merger.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment(s) thereof.	Mark box at right if you intend to attend the Special Meeting of Stockholders. ☐

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Signature	Signature	Date: , 2007

Please sign exactly as your name(s) appear(s) on this Proxy Card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.